EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

:
In re	:	Chapter 11 Case No.
:
MOTORS LIQUIDATION COMPANY, et al.,	:	09-50026 (REG)
f/k/a General Motors Corp., et al.	:
:
:
Debtors.	:	(Jointly Administered)
:
:

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
PURSUANT TO SECTIONS 1129(a) AND (b) OF THE BANKRUPTCY CODE
AND RULE 3020 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE
CONFIRMING DEBTORS’ SECOND AMENDED JOINT CHAPTER 11 PLAN

WHEREAS Motors Liquidation Company (f/k/a General Motors Corporation) and its affiliated debtors, as debtors and debtors in possession (collectively, the “Debtors”1), as  “proponents of the plan” within the meaning of section 1129 of title 11, United States Code (the “Bankruptcy Code”), filed the Debtors’ Amended Joint Chapter 11 Plan, dated December 7, 2010 (such plan, as transmitted to parties in interest being the “Amended Plan,” and as subsequently modified, the “Plan”)2 and the Disclosure Statement for Debtors’ Amended Joint Chapter 11 Plan, dated December 8, 2010 (as transmitted to parties in interest, the “Disclosure Statement”); and
WHEREAS on December 8, 2010, the Bankruptcy Court entered an order (the “Solicitation Order”) (ECF No. 8043), which, among other things, (i) approved the Disclosure

1 The term “Debtors” used herein shall refer to the Debtors whether prior to or on and after the Effective Date.

2 Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Plan, a copy of which is annexed hereto as Exhibit “A.”  Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

Statement under section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, (ii) established March 3, 2011 as the date for the commencement of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), (iii) approved the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), and (iv) established certain procedures for soliciting and tabulating votes with respect to the Amended Plan; and
WHEREAS the Confirmation Hearing Notice and (i) as to holders of Claims in Class 3 (General Unsecured Claims) and Class 5 (Asbestos Personal Injury Claims) entitled to vote, the Disclosure Statement (with the Amended Plan annexed thereto), the Solicitation Order (without exhibits), the letter recommending acceptance of the Amended Plan from the Creditors’ Committee, and an appropriate form of ballot and return envelope (such ballot and return envelope being referred to as a “Ballot”), and (ii) as to holders of Claims in Class 1 (Secured Claims), Class 2 (Priority Non-Tax Claims), Class 4 (Property Environmental Claims), and Class 6 (Equity Interests in MLC), a Notice of Non-Voting Status – Unimpaired Class or a Notice of Non-Voting Status – Impaired Class, as applicable, were transmitted as set forth in the Affidavit of Patrick M. Leatham, sworn to on January 14, 2011 (the “GCG Affidavit”) (ECF No. 8607), the Affidavit of Jane Sullivan, sworn to on January 6, 2011 (the “Epiq Affidavit”) (ECF No. 8449), and the Affidavit of Service of Translated Documents on Certain Holders of Debt Securities (ECF No. 9327) (the “Translated Documents Affidavit,” and together with the GCG Affidavit and the Epiq Affidavit, the “Affidavits of Service”), evidencing the timely service of the Disclosure Statement (with the Amended Plan annexed thereto), related solicitation materials, and Notices of Non-Voting Status, and such service is adequate as provided by Bankruptcy Rule 3017(d); and
WHEREAS the Amended Affidavit of Publication of Debra Wolther, sworn to on February 16, 2011 (the “Affidavit of Publication”) (ECF No. 9277) was filed evidencing publication of the Confirmation Hearing Notice on January 13, 2011 in The Wall Street Journal, The New York Times, USA Today, The Globe and Mail, and The National Post, in accordance with the Solicitation Order; and
WHEREAS on February 14, 2011, the Bankruptcy Court entered a stipulation and order which, among other things, fixed the Asbestos Trust Claim in the amount of $625,000,000.00 (the “Asbestos Stipulation”) (ECF No. 9214); and
WHEREAS on February 18, 2011, the Debtors filed the Plan Supplement with respect to the Plan (ECF No. 9309); and
WHEREAS on February 18, 2011, the United States, on behalf of the United States Environmental Protection Agency and the U.S. Treasury, filed (A) (i) a statement in support of the environmental provisions of the Plan, (ii) a response to public comments received in connection with the Environmental Response Trust Consent Decree and Settlement Agreement, and (iii) a joinder in the Debtors’ request for approval of the Environmental Response Trust Consent Decree and Settlement Agreement (ECF No. 9311), and (B) (i) a statement in support of the environmental provisions of the Plan, (ii) a response to public comments received in connection with the Priority Order Sites Consent Decrees and Settlement Agreements, and (iii) a joinder in the Debtors’ request for approval of the Priority Order Sites Consent Decrees and Settlement Agreements (ECF No. 9312) (together, the “United States Statements”); and
WHEREAS on February 22, 2011, the Future Claimants’ Representative filed a memorandum of law in support of confirmation of the Plan (ECF No. 9338) (the “FCR Statement”); and

WHEREAS the objections to confirmation of the Plan (collectively, the “Objections”), set forth in Exhibit “A” to the Debtors’ Confirmation Brief and Response (as hereinafter defined), were filed; and
WHEREAS on February 22, 2011, the Debtors filed a memorandum of law in support of confirmation and an omnibus response to the Objections (the “Confirmation Brief and Response”) (ECF No. 9389), and on February 23, 2011, the Debtors filed the Declaration of Thomas A. Morrow in Support of Confirmation of Debtors’ Amended Joint Chapter 11 Plan (ECF No. 9419) (the “Morrow Declaration”); and
WHEREAS on February 23, 2011, the Creditors’ Committee filed a statement in support of the Plan (the “Creditors’ Committee Statement”), which included the Declaration of Anna Phillips in Support of Creditors’ Committee Statement (ECF No. 9420); and
WHEREAS on February 23, 2011, Wilmington Trust Company as Indenture Trustee filed a limited response to certain Objections (ECF No. 9390) (the “Wilmington Trust Response”); and
WHEREAS the Declaration of Jeffrey S. Stein of The Garden City Group, Inc. Certifying the Methodology for the Tabulation of Votes on and Results of Voting with Respect to the Debtors’ Amended Joint Chapter 11 Plan, sworn to on February 24, 2011 (ECF No. 9439) and the Supplemental Declaration of Jeffrey S. Stein of The Garden City Group, Inc. Certifying the Methodology for the Tabulation of Votes on and Results of Voting with Respect to the Debtors’ Amended Joint Chapter 11 Plan (ECF No. 9508) (together, the “GCG Voting Reports”), the Declaration of Jane Sullivan of Epiq Bankruptcy Solutions, LLC Regarding Voting on, and Tabulation of, Ballots Accepting and Rejecting the Debtors’ Amended Joint Chapter 11 Plan, with Respect to Class 3 Debt Securities, sworn to on February 24, 2011 (ECF No. 9449), and the Supplemental Declaration of Jane Sullivan of Epiq Bankruptcy Solutions,

LLC Regarding Voting on, and Tabulation of, Ballots Accepting and Rejecting the Debtors’ Amended Joint Chapter 11 Plan, with Respect to Class 3 Debt Securities (ECF No. 9555) (together, the “Epiq Voting Reports,” and collectively with the GCG Voting Reports, the “Voting Reports”) were filed attesting and certifying the method and results of the tabulation for the Classes of Claims (Class 3 (General Unsecured Claims) and Class 5 (Asbestos Personal Injury Claims)) entitled to vote to accept or reject the Plan; and
WHEREAS on February 25, 2011, the Creditors’ Committee filed a notice of filing of revised GUC Trust Agreement and statement relating thereto and in further support of the Plan (ECF No. 9477); and
WHEREAS on March 2, 2011, the Asbestos Claimants’ Committee filed a statement in support of the Plan (the “Asbestos Claimants’ Committee Statement”) (ECF No. 9550); and
WHEREAS seven Objections have been withdrawn or partially resolved on the terms and conditions described on the record of the Confirmation Hearing (collectively, the “Resolved Objections”), and the remaining Objections are overruled on the merits pursuant to this Confirmation Order; and
WHEREAS the Confirmation Hearing was held on March 3, 2011; and
WHEREAS on March 7, 2011, the Court rendered a Bench Decision on Objections to Confirmation (the “Decision”), reported at In re Motors Liquidation Co., Ch. 11 Case No. 09-50026 (REG), 2011 WL 830728 (Bankr. S.D.N.Y. Mar. 7, 2011).
NOW, THEREFORE, based on the Voting Reports, the Morrow Declaration, the Confirmation Brief and Response, the Affidavits of Service, the Affidavit of Publication, the United States Statements, the Creditors’ Committee Statement, the Wilmington Trust Statement, the Asbestos Claimants’ Committee Statement, and the FCR Statement; and upon (i) the record of the Confirmation Hearing, including all the evidence proffered or adduced at, the Objections filed in connection with, and the arguments of counsel made at the Confirmation Hearing and (ii) the entire record of the Chapter 11 Cases, including the Decision; and after due deliberation thereon and sufficient cause appearing therefor:
FINDINGS OF FACT AND CONCLUSIONS OF LAW
IT IS HEREBY FOUND AND DETERMINED THAT:
A.        Findings of Fact and Conclusions of Law.  The findings and conclusions set forth herein and in the Decision constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Fed. R. Bankr. P. 7052, made applicable to this proceeding pursuant to Fed. R. Bankr. P. 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.
B.        Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)).  The Bankruptcy Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334.  Venue is proper under 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L), and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.
C.        Judicial Notice.  The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and the evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases, including, but not limited to, the hearings to consider the adequacy of the Disclosure Statement.

D.        Burden of Proof.  The Debtors have the burden of proving the elements of section 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.
E.        Transmittal and Mailing of Materials; Notice.  The Disclosure Statement, the Amended Plan, the Ballots, the Solicitation Order, and the Confirmation Hearing Notice, which were transmitted and served as set forth in the Affidavits of Service, shall be deemed to have been transmitted and served in compliance with the Solicitation Order, the Bankruptcy Rules, and the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), such transmittal and service were adequate and sufficient, and no other or further notice is or shall be required.  The Debtors’ publication of the Confirmation Hearing Notice as set forth in the Affidavit of Publication complied with the Solicitation Order.
F.        Voting.  Votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Order, and industry practice.
G.        Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.
1.        Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  In addition to Administrative Expenses, Priority Tax Claims, and DIP Credit Agreement Claims, which need not be designated, the Plan designates six Classes of Claims and Equity Interests.  Each Secured Claim shall be deemed to be separately classified  in a subclass of Class 1 and shall have all rights associated with separate classification under the Bankruptcy Code.  The Claims and Equity Interests placed in each Class are substantially similar to other Claims and Equity Interests, as the case may be, in each such Class.  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Equity Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Equity Interests.  The Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.
2.        Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Article III of the Plan specifies that Class 1 (Secured Claims), Class 2 (Priority Non-Tax Claims), and Class 4 (Property Environmental Claims) are unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.
3.        Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Article III of the Plan designates Class 3 (General Unsecured Claims), Class 5 (Asbestos Personal Injury Claims), and Class 6 (Equity Interests in MLC) as impaired, and Article IV of the Plan specifies the treatment of Claims and Equity Interests in such Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.
4.        No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment by the Debtors for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.
5.        Implementation of Plan (11 U.S.C. § 1123(a)(5)).  The Plan and the various documents and agreements set forth in the Plan Supplement and the Exhibits to the Plan  provide adequate and proper means for the Plan’s implementation, including (i) the deemed consolidation of the Debtors and (ii) the establishment of the GUC Trust, the Environmental Response Trust, the Asbestos Trust, and the Avoidance Action Trust, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.
6.        Nonvoting Equity Securities (11 U.S.C. § 1123(a)(6)).  MLC’s Restated Certificate of Incorporation shall be amended on the Effective Date to contain a provision that prohibits the issuance of nonvoting equity securities prohibited by section 1123(a)(6), thereby satisfying section 1123(a)(6) of the Bankruptcy Code.
7.        Selection of Officers, Directors, or Trustees (11 U.S.C. § 1123(a)(7)).  On and after the Effective Date, the officers and directors of MLC will be a subset of MLC’s current officers and directors, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.
8.        Additional Plan Provisions (11 U.S.C. § 1123(b)).  The provisions of the Plan are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b) of the Bankruptcy Code.  The failure to specifically address a provision of the Bankruptcy Code in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.
9.        Bankruptcy Rule 3016(a).  The Plan is dated and identifies the entities submitting the Plan as proponents, thereby satisfying Bankruptcy Rule 3016(a).
H.        Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.  Specifically:
(i)        The Debtors are proper debtors under section 109 of the Bankruptcy Code.

(ii)        The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court.

(iii        The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Order in transmitting the Disclosure Statement, the Amended Plan, the Ballots, and related documents and notices and in soliciting and tabulating votes on the Amended Plan.

I.        Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement and the hearings thereon, and the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases.  The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ estates and effectuating an orderly liquidation of the Debtors.
J.        Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).  Any payment made or to be made by any of the Debtors for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.
K.        Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.  Section 6.10 of the Plan provides for the dissolution of each Debtor after the respective Debtor’s completion of the acts required by the Plan, and therefore, there will be no “reorganized debtor” for any presently existing officer or director to serve.  On and after the Effective Date, the officers and directors of MLC will be a subset of MLC’s current officers and directors.  The Debtors have disclosed the identity of the GUC Trust Administrator, the GUC Trust Monitor, the Environmental Response Trust Administrative Trustee, the Asbestos Trust Administrator, the Avoidance Action Trust Administrator, and the Avoidance Action Trust Monitor in the Plan and the Confirmation Brief and Response and the affiliations of the Environmental Response Trust Administrative Trustee.  The appointment of the entities identified as the GUC Trust Administrator, the GUC Trust Monitor, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, the Avoidance Action Trust Administrator, and the Avoidance Action Trust Monitor is consistent with the interests of the Debtors’ creditors and equity security holders and with public policy.

L.        No Rate Changes (11 U.S.C. § 1129(a)(6)).  Section 6.10 of the Plan provides for the dissolution of each Debtor after the respective Debtor’s completion of the acts required by the Plan, and therefore, section 1129(a)(6) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.
M.        Best Interests of Creditors (11 U.S.C. § 1129(a)(7)).  The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The Disclosure Statement, the Plan Supplement, the Morrow Declaration, the Creditors’ Committee Statement, and the other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.
N.        Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  Class 1 (Secured Claims), Class 2 (Priority Non-Tax Claims), and Class 4 (Property Environmental Claims) are unimpaired under the Plan and are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Class 3 (General Unsecured Claims) and Class 5 (Asbestos Personal Injury Claims) have voted to accept the Plan in accordance with sections 1126(c) and (d) of the Bankruptcy Code.  Equity Interests in MLC in Class 6 are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the deemed rejecting Class 6, the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to Class 6.

O.        Treatment of Administrative Expenses, Priority Non-Tax Claims, and Priority Tax Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Administrative Expenses and Priority Non-Tax Claims pursuant to Sections 2.1 and 4.2 of the Plan, respectively, satisfies the requirements of sections 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims pursuant to Section 2.3 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.  The Debtors have sufficient Cash to pay Allowed Administrative Expenses,  Allowed Priority Non-Tax Claims, and Allowed Priority Tax Claims.
P.        Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)).  At least one Class of Claims against the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.
Q        Feasibility (11 U.S.C. § 1129(a)(11)).  The evidence proffered or adduced at the Confirmation Hearing (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) establishes that the Plan is workable and has a reasonable likelihood of success, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.
R.        Payment of Fees (11 U.S.C. § 1129(a)(12)).  All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Court, have been paid or will be paid pursuant to Section 12.8 of the Plan.  Pursuant to Section 12.8 of the Plan, (i) fees incurred up to the Effective Date shall be paid by each of the Debtors and (ii) fees incurred after the Effective Date shall be paid by the GUC Trust Administrator, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, and the Avoidance Action Trust Administrator solely out of the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust, respectively.  Thus, Section 12.8 of the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

S.        Benefit Plans (11 U.S.C. § 1129(a)(13)).  The Plan complies with section 1129(a)(13) of the Bankruptcy Code as follows:
(i)        As part of the 363 Transaction, New GM and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”) reached a resolution addressing the final obligations of General Motors Corporation (“GM”) with respect to the UAW-sponsored retiree benefits plan funded by a UAW-sponsored VEBA (the “UAW VEBA”) (the “UAW Retiree Settlement Agreement”), pursuant to which New GM agreed to provide to the UAW VEBA, among other things, (i) shares of common stock of New GM representing 17.5% of New GM’s total outstanding common stock, (ii) a note of New GM in the principal amount of $2.5 billion, (iii) shares of cumulative perpetual preferred stock of New GM in the amount of $6.5 billion, (iv) warrants to acquire 2.5% of New GM’s equity, and (v) the assets held in GM’s VEBA to be transferred to New GM as part of the 363 Transaction.

(ii)        By order entered on November 12, 2009 (ECF No. 4433) (the “Union Settlement Order”), the Bankruptcy Court approved that certain settlement agreement, dated September 10, 2009, by and among MLC, New GM, and certain “splinter unions” (the “Union Settlement Agreement”).  Pursuant to the Union Settlement Agreement, New GM agreed to provide certain retiree medical benefits at a reduced level to participating union retirees and surviving spouses who are not eligible for Medicare benefits and to provide a reduced level of life insurance coverage to participating retirees regardless of Medicare eligibility.  The Union Settlement Agreement further provided that, with respect to those retirees who were eligible for Medicare as of December 31, 2009, MLC granted to the Participating Splinter Unions (as defined in the Union Settlement Order) that agree to the applicable terms of, and agree to participate in, the Union Settlement Agreement, a General Unsecured Claim in an amount equal to such union’s respective “Percentage Share” of the aggregate amount of $1 billion (the “Splinter Union Allowed Claim”) in full settlement, satisfaction, and discharge of all claims that the Participating Splinter Unions, as authorized under section 1114 and 1113 representatives, have or may have against the Debtors and their affiliates arising out of collective bargaining agreements relating to retiree healthcare benefits, life insurance benefits, and all other benefits and claims.

(iii)        The Union Settlement Agreement and the Union Settlement Order contemplate that the unions listed on Exhibit “A” to the Union Settlement Order that were not parties to the Union Settlement Agreement may agree to participate in the Union Settlement Agreement and in their Percentage Share of the Splinter Union Allowed Claim at any point prior to the Debtors’ making any distributions under the Plan.  By order entered on August 9, 2010, two additional unions joined in the Union Settlement Agreement (ECF No. 6594).

(iv)        The sole remaining splinter union, the International Brotherhood of Boilermakers (the “IBB”), declined to represent its retired past members (the “IBB Retirees”) and did not join the Union Settlement, nor has New GM assumed any liability for any claims attributable to the IBB Retirees.  Rather than terminate the health and life insurance benefits of these IBB Retirees, by motion dated February 8, 2011 (ECF No. 9121), the Debtors requested the Bankruptcy Court (i) authorize the Debtors, in conjunction with New GM, to provide the IBB Retirees the health and life insurance benefits on essentially the same terms and conditions provided to the other retirees as provided for in the Union Settlement Agreement and (ii) order that the IBB Retirees shall be entitled to their Percentage Share of the Splinter Union Allowed Claim as set forth on Exhibit “A” to the Union Settlement Order, with the mechanism to make distributions to the IBB Retirees in respect thereof under the Plan to be determined at a later date, which motion was approved by the Bankruptcy Court by order dated March 9, 2011 (ECF No. 9713).
(v)        With respect to nonunion employees, New GM agreed in the MSPA to assume all retiree benefits under plans then in existence.

T.        Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).  The Debtors are not required by a judicial or administrative order, or by statute, to pay any domestic support obligations, and therefore, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.
U.        The Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)).  The Debtors are not individuals, and therefore, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.
V.        No Applicable Nonbankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)).  Each of the Debtors is a moneyed, business, or commercial corporation or trust, and therefore, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.
W        Fair and Equitable; No Unfair Discrimination (11 U.S.C. § 1129(b)).  Class 6 (Equity Interests in MLC) is deemed to reject the Plan.  Based on the Disclosure Statement, the Confirmation Brief and Response, the Morrow Declaration, and the evidence proffered, adduced, or presented by the Debtors at the Confirmation Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to Class 6, as required by section 1129(b)(1) of the Bankruptcy Code.  Thus, the Plan may be confirmed notwithstanding the Debtors’ failure to satisfy section 1129(a)(8) of the Bankruptcy Code.  Upon confirmation and occurrence of the Effective Date, the Plan shall be binding on the members of Class 6.

X.        Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only plan filed in these Chapter 11 Cases, thereby satisfying section 1129(c) of the Bankruptcy Code.
Y.        Principal Purpose of the Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, thereby satisfying section 1129(d) of the Bankruptcy Code.
Z.        Modifications to the Plan.  The modifications to the Amended Plan constitute technical changes and do not materially adversely affect or change the treatment of any Claims or Equity Interests.  Accordingly, pursuant to Bankruptcy Rule 3019, such modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan, thereby satisfying section 1127 of the Bankruptcy Code.
AA.        Good Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the record before the Bankruptcy Court in these Chapter 11 Cases, the Debtors and their directors, officers, employees, members, agents, advisors, and professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the solicitation of acceptance or rejection of the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 12.6 of the Plan.
BB.        Assumption and Rejection.  Article VIII of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code.

CC.        Substantive Consolidation.  No creditor of any of the Debtors will be prejudiced by the substantive consolidation of the Debtors, which will benefit all creditors of the Debtors.  No objections have been filed raising any objection to substantive consolidation as provided in the Plan.
DD.        Environmental Response Trust Consent Decree and Settlement Agreement.  The Environmental Response Trust Consent Decree and Settlement Agreement was negotiated in good faith and at arm’s length and is an essential element of the Plan.  The Environmental Response Trust Consent Decree and Settlement Agreement is fair, equitable, and in the best interests of the Debtors, their creditors, and all parties in interest, and satisfies the standards for approval under Bankruptcy Rule 9019.
EE.        Priority Order Sites Consent Decrees and Settlement Agreements.  Each of the Priority Order Sites Consent Decrees and Settlement Agreements were negotiated in good faith and at arm’s length and are an essential element of the Plan.  Each of the Priority Order Sites Consent Decrees and Settlement Agreements is fair, equitable, and in the best interests of the Debtors, their creditors, and all parties in interest, and satisfies the standards for approval under Bankruptcy Rule 9019.
FF.        Settlement with Remy International, Inc.  The settlement between the Debtors and Remy International, Inc. (f/k/a Delco Remy International, Inc. and DRA Inc.) (“Remy”) described in the Disclosure Statement and Section 4.3 of the Plan (the “Remy Settlement”) was negotiated in good faith and at arm’s length, is fair, equitable, and in the best interests of the Debtors, their creditors, and all parties in interest, and satisfies the standards for approval under Bankruptcy Rule 9019.  Remy has provided appropriate consideration to the Debtors’ estates in exchange for being included in the definition of “Protected Party” in Section 1.115 of the Plan.

GG.        Satisfaction of Confirmation Requirements.  The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.
HH.        Objections.  All parties have had a full and fair opportunity to litigate all issues raised in the Objections, or which might have been raised, and the Objections have been fully and fairly litigated.
II.        Retention of Jurisdiction.  The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

DECREES
NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:
1.        Confirmation.  The Plan is approved and confirmed under section 1129 of the Bankruptcy Code.  The terms of the Plan, all Exhibits thereto, and the Plan Supplement are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.
2        Modifications to the Plan.  The modifications to the Amended Plan, which are incorporated in the Plan, meet the requirements of sections 1127(a) and (c) of the Bankruptcy Code and do not adversely change the treatment of the Claim of any creditor or the Equity Interest of any equity security holder within the meaning of Bankruptcy Rule 3019, and therefore, no further solicitation or voting is required.
3.        Objections.  All Objections that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits for the reasons stated on the record of the Confirmation Hearing.
4.        Plan Classification Controlling.  The classification of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications set forth on the Ballots tendered to or returned by the Debtors’ creditors in connection with voting on the Plan (a) were set forth on the Ballots for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Equity Interests under the Plan for distribution purposes, and (c) shall not be binding on the Debtors.
5.        Binding Effect.  The Plan and its provisions shall be binding on the Debtors, the GUC Trust Administrator, the GUC Trust Monitor, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, the Avoidance Action Trust Administrator, the Avoidance Action Trust Monitor, any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Equity Interest in the Debtors, including all governmental entities, whether or not the Claim or Equity Interest of such holder (a) is impaired under the Plan or (b) has accepted the Plan.
6        Vesting of Assets.  Pursuant to Section 10.1 of the Plan, except as otherwise provided in the Plan, as of the Effective Date, and thereafter as provided in the Plan, all property of the Debtors’ estates shall vest in the Debtors, and, in accordance with Article VI of the Plan and subject to the exception contained therein and in the GUC Trust Agreement, the Asbestos Trust Agreement, the Environmental Response Trust Agreement, and the Avoidance Action Trust Agreement, (a) the GUC Trust Assets shall be transferred to the GUC Trust (except with respect to (x) the New GM Securities, which shall be transferred to the GUC Trust in accordance with Section 5.2(a) of the Plan, and (y) the Residual Wind-Down Assets, which shall be transferred to the GUC Trust in accordance with Section 6.10 of the Plan), (b) the Asbestos Trust Assets shall be transferred to the Asbestos Trust, (c) the Environmental Response Trust Assets shall be transferred to the Environmental Response Trust, and (d) on the Avoidance

Action Trust Transfer Date, the Avoidance Action Trust Assets shall be transferred to the Avoidance Action Trust (except with respect to the remaining assets of MLC upon its dissolution, which shall be transferred to the Avoidance Action Trust, if accepted by the Avoidance Action Trust in the sole discretion of the Avoidance Action Trust Administrator as set forth in, and in accordance with, Section 6.10 of the Plan).  From and after the Effective Date, (i) the GUC Trust Administrator may dispose of the GUC Trust Assets free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the GUC Trust Agreement, (ii) the Asbestos Trust Administrator may dispose of the Asbestos Trust Assets free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the Asbestos Trust Agreement, (iii) the Environmental Response Trust Administrative Trustee may dispose of the Environmental Response Trust Assets free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan, the Environmental Response Trust Agreement, and the Environmental Response Trust Consent Decree and Settlement Agreement, and (iv) the Avoidance Action Trust Administrator may dispose of the Avoidance Action Trust Assets free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the Avoidance Action Trust Agreement; provided, however, that the DIP Lenders’ liens on the DIP Lenders’ Collateral remain fully perfected, nonavoidable, and enforceable with respect to the Cash the DIP Lenders fund into the Trusts as of and following the Effective Date.  As of the Effective Date, all assets of the Debtors, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust shall be free and clear of all Claims and Encumbrances, except as provided in the Plan, the Environmental Response Trust Consent Decree and Settlement Agreement, the Priority Order Sites Consent Decrees and Settlement Agreements, and this Confirmation Order.

7.        Approval of Environmental Response Trust Consent Decree and Settlement Agreement.  For the reasons stated on the record at the Confirmation Hearing, the Environmental Response Trust Consent Decree and Settlement Agreement is authorized and approved, as fair, reasonable, and consistent with Environmental Laws and shall become effective on the Effective Date, and the Debtors’ obligations thereunder are legal, valid, binding, and enforceable.  The Environmental Response Trust Agreement is authorized and approved, and EPLET, LLC is approved and appointed to serve as the Environmental Response Trust Administrative Trustee.  The Debtors are authorized to enter into and implement the Environmental Response Trust Consent Decree and Settlement Agreement, and the parties to the Environmental Response Trust Consent Decree and Settlement Agreement are authorized to take all actions necessary to effectuate the relief granted pursuant to this Confirmation Order.  In accordance with Paragraphs 32 and 36 of the Environmental Response Trust Consent Decree and Settlement Agreement, the Debtors, on and subject to the occurrence of the Effective Date, shall make a Cash payment to fund (i) the Environmental Response Trust’s Minimum Estimated Property Funding Account in an amount equal to $280,736,131, (ii) the Environmental Response Trust’s Administrative Funding Account in an amount no less than $100,100,000, which amount reflects the amount of no less than $102,000,000 specified for the Administrative Funding Account by the Environmental Response Trust Consent Decree and Settlement Agreement, less adjustments for administrative expenditures made by the Debtors since January 1, 2011 of $13,900,000, and increased to reflect (a) the Debtors’ payment of an amount no less than $12,000,000 reflecting certain sales proceeds, as described in Paragraph 23 of this Confirmation Order, and which may be further increased by agreement of the Debtors and the U.S. Treasury, and (b) all rights and interests of MLC in the collateral and the bond that have been issued to support demolition activities at property in Lansing, Michigan, (iii) $84,099,794 to the

Environmental Response Trust’s Long Term OMM Property Funding Account, (iv) $68,233,823 to the Environmental Response Trust’s Cushion Funding Account, (v) $52,065,197 to the Environmental Response Trust’s Reserve Property Funding Account, and (vi) $40 million to the Environmental Response Trust’s Administrative Funding Reserve Account.  In addition, on and subject to the occurrence of the Effective Date, the Debtors shall pay or cause to be paid any other amounts required to be paid under the terms and provisions of the Environmental Response Trust Consent Decree and Settlement Agreement that have not yet been paid as of the date of the Effective Date.  MLC and the Environmental Response Trust Administrative Trustee shall perform closing procedures to prepare a final accounting of the $14,300,000 adjustment to the Environmental Response Trust’s Minimum Estimated Property Funding Account and the $13,900,000 adjustment to the Environmental Response Trust’s Administrative Funding Account.  Such procedures shall be consistent with the requirements of Paragraphs 36(a) and (b) of the Environmental Response Trust Consent Decree and Settlement Agreement, including, but not limited to, any approvals required therein.  It is anticipated that such procedures will be completed within one hundred twenty (120) days after the Effective Date.  In the event the adjustments made were in excess of the amounts determined by the final accounting process, then such amount shall be paid by MLC to the Environmental Response Trust.  If the opposite occurs, then the Environmental Response Trust shall pay such amount to MLC.  If the Effective Date does not occur on or before March 31, 2011, the $14,300,000 and $13,900,000 adjustment amounts may be adjusted by agreement of the Debtors and the United States, consistent with the Environmental Response Trust Consent Decree and Settlement Agreement.  The establishment and funding of the Environmental Response Trust and the transfer of the Environmental Response Trust Assets to the Environmental Response Trust or any entity formed by the Environmental Response Trust Administrative Trustee shall be in full settlement and satisfaction of all present and future civil environmental liabilities or obligations of the Debtors to the Governmental Authorities, other than the claims and rights reserved in Paragraphs 100 through 104 of the Environmental Response Trust Consent Decree and Settlement Agreement (as to which the United States reserves any right of setoff that may exist or arise).
8.        Approval of Priority Order Sites Consent Decrees and Settlement Agreements.  For the reasons stated on the record of the Confirmation Hearing, the Priority Order Sites Consent Decrees and Settlement Agreements are authorized and approved, as fair, reasonable, and consistent with Environmental Laws and shall become effective on the Effective Date, and the Debtors’ obligations thereunder are legal, valid, binding, and enforceable.  The Debtors are authorized to enter into and implement the Priority Order Sites Consent Decrees and Settlement Agreements, and the parties to the Priority Order Sites Consent Decrees and Settlement Agreements are authorized to take all actions necessary to effectuate the relief granted pursuant to this Confirmation Order.  The Debtors’ payments under the Priority Order Sites Consent Decrees and Settlement Agreements shall be in full settlement and satisfaction of all present and future civil environmental liabilities of the Debtors to the United States on behalf of the United States Environmental Protection Agency, Iowa, Indiana, Ohio, and Wisconsin with respect to the Priority Order Sites, other than any reservations set forth in the applicable Priority Order Sites Consent Decree and Settlement Agreement.
9        Assumption or Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)).  Pursuant to Section 8.1 of the Plan, all executory contracts and unexpired leases to which any of the Debtors are parties are rejected, except for an executory contract or unexpired lease that (a) has been assumed or rejected pursuant to the order of the Bankruptcy Court approving the 363 Transaction, (b) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court entered prior to the Effective Date, (c) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors no later than thirty (30) days after the Effective Date, or (d) constitutes an Environmental Trust Asset.
10.        Bar Date for Rejection Damage Claims.  Pursuant to Section 8.3 of the Plan, if the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to Section 8.1 of the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, the GUC Trust Administrator, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, and the Avoidance Action Trust Administrator, or any property to be distributed under the Plan, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors, the GUC Trust Administrator, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, and the Avoidance Action Trust Administrator on or before the date that is sixty (60) days after the Effective Date.
11.        Transfer and Assignment of Postpetition Contracts
(a)           Transfer and Assignment of Postpetition Contracts Annexed as Exhibit to Environmental Response Trust Agreement to Environmental Response Trust.  The Debtors are authorized to assign the postpetition contracts that are annexed as an Exhibit to the Environmental Response Trust Agreement to the Environmental Response Trust.  In connection therewith, the Debtors shall provide written notice to each counterparty to such postpetition contracts of the assignment of the contract and the new contract parties for notices thereunder.
(b)           MSPA-Related Agreements.  On the Effective Date, the following agreements between one or more of the Debtors and New GM, and any amendments to such agreements, as applicable, shall be transferred and assigned to the Environmental Response Trust:  (i) the Master Lease Agreement (Subdivision Properties), dated July 10, 2009, between General Motors Corporation and General Motors Company; (ii) the Letter Agreement, dated June 28, 2010, between General Motors LLC and Motors Liquidation Company regarding the retention pond located at the Pontiac North Campus, 220 East Columbus, Pontiac, MI 48340 (the “June 28 Letter Agreement”); (iii) the Master Lease Agreement (Excluded Manufacturing Assets), dated July 10, 2009, between General Motors Corporation and General Motors Company; (iv) the Letter Agreement, dated June 23, 2010, between General Motors LLC and Motors Liquidation Company regarding soil removal activities at Parcel 39A located in Bedford, Indiana; (v) the Letter Agreement, dated November 24, 2010, between General Motors LLC and Motors Liquidation Company that concerns certain equipment located at GMPT - 11032 Tidewater Trail, Fredericksburg, Virginia 22408; (vi) the Access Agreement, dated as of December 13, 2010 (the “Access Agreement”), between General Motors LLC and Motors Liquidation Company that concerns property commonly known as GMPT-Parma Stamping, located at 5400 Chevrolet Boulevard, Parma, Ohio; (vii) the Letter Agreement, dated February 24, 2011, between General Motors LLC and Motors Liquidation Company, which amends and supplements the Access Agreement; and (viii) the Transition Services Agreement, dated as of July 10, 2009, between Motors Liquidation Company, Saturn LLC, Saturn Distribution Corporation, Chevrolet-Saturn of Harlem, Inc., and General Motors Company, and any termination notices related thereto (collectively, the “MSPA-Related Agreements”).  Notwithstanding any transfers and assignments of the MSPA-Related Agreements to the Environmental Response Trust, Post-Effective Date MLC and the GUC Trust shall be deemed, and shall be entitled as, a third-party beneficiary to enforce any provision of the MSPA necessary to carry out their respective duties.

(c)           Assignment of Additional Agreements to GUC Trust or Environmental Response Trust by Post-Effective Date MLC.  Post-Effective Date MLC shall provide at least thirty (30) days’ prior written notice to New GM, the GUC Trust Administrator, and the Environmental Response Trust Administrative Trustee of the dissolution of Post-Effective Date MLC, and, within fifteen (15) days thereof, New GM shall notify Post-Effective Date MLC, the GUC Trust Administrator, and the Environmental Response Trust Administrative Trustee of any additional agreements that it believes should be assigned to the GUC Trust or the Environmental Response Trust.  Post-Effective Date MLC and New GM shall cooperate with each other in seeking to obtain the transfer and assignment of such additional agreements to the appropriate Trust, subject to the prior written consent of the GUC Trust Administrator or the Environmental Response Trust Administrative Trustee, as the case may be, and if the parties cannot resolve any outstanding issues, the matters will be decided by the Bankruptcy Court.  In connection with any assignment of a postpetition contract pursuant to this Paragraph 11(c), Post-Effective Date MLC shall provide written notice to each counterparty to such postpetition contract of the assignment of the contract and the new contact parties for notices thereunder.  Nothing in this Paragraph 11(c) shall require the Environmental Response Trust to assume any obligation that is inconsistent with the purposes and funding of the Environmental Response Trust.
12.        General Authorizations.  Each of the Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan and any securities issued pursuant to the Plan.  The Debtors and their directors, officers, members, agents, and attorneys are authorized and empowered to issue, execute, deliver, file, or record any agreement, document, or security, including, without limitation, the documents contained in the Plan Supplement and the Exhibits to the Plan, as modified, amended, and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, including merger of any of the Debtors and the dissolution of each of the Debtors, and any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organizational documents of the Debtors, whether or not specifically referred to in the Plan or the Plan Supplement, without further order of the Bankruptcy Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.  Pursuant to Section 6.10 of the Plan, the Debtors are authorized to file certificates of cancellation, dissolution, or merger without further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders, members, or directors (or other governing body) of the Debtors.
13.        Securities Laws Exemption.  The offering, issuance, or distribution of the New GM Securities by MLC to the GUC Trust and the Asbestos Trust in accordance with the Plan is exempt from the provisions of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, or distribution of a security by reason of section 1145(a) of the Bankruptcy Code.  The offering, issuance, or distribution of the New GM Securities by the GUC Trust in accordance with the Plan and, if applicable, by the Asbestos Trust to the holders of beneficial interests in the Asbestos Trust, in each case as a successor to the Debtors under the Plan, is exempt from the provisions of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, or distribution of a security by reason of section 1145(a) of the Bankruptcy Code.  The offering, issuance, or distribution of units or other beneficial interests in the GUC Trust, the

Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust, each as a successor to the Debtors under the Plan, in accordance with the Plan is exempt from the provisions of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, or distribution of a security by reason of section 1145(a) of the Bankruptcy Code.  Notwithstanding anything to the contrary in this Confirmation Order, the Plan, or the GUC Trust Agreement, the GUC Trust shall not issue any units or other beneficial interests in the GUC Trust unless and until the GUC Trust receives a favorable ruling from the Division of Corporate Finance of the Securities and Exchange Commission, in a form acceptable to the GUC Trust Administrator in its sole discretion, which provides, among other matters, that the Division of Corporate Finance of the Securities and Exchange Commission would not recommend enforcement action if such units or other beneficial interests are not registered under Section 12(g) of the Securities Exchange Act of 1934; provided, however, that if, and only if, the units or other beneficial interests in the GUC Trust are not transferable except by operation of law, the GUC Trust Administrator may waive the requirement of such a ruling in its sole discretion.  If issued, the units or other beneficial interests in the GUC Trust shall be transferable to the extent that the transferability thereof would not require the GUC Trust to register the beneficial interests under Section 12(g) of the Securities Exchange Act of 1934, as amended, and otherwise shall not be transferable except as provided in the GUC Trust Agreement.
14.        Sale of New GM Warrants About to Expire.  During the one hundred twenty (120) days preceding the expiration of the New GM Warrants, the GUC Trust Administrator shall have the authority to sell any New GM Warrants remaining in the GUC Trust, whether held in a reserve for Disputed General Unsecured Claims or otherwise, and distribute the proceeds thereof to holders of Allowed General Unsecured Claims and/or GUC

Trust Units, as applicable, consistent with, and as provided in, the Plan.  Any such sale shall be made in compliance with an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any equivalent securities law provisions under state law, other than section 1145(a) of the Bankruptcy Code, which is not available for such sale.  For the avoidance of doubt, any holder of an Allowed General Unsecured Claim and/or GUC Trust Unit, as applicable, that is entitled to receive such New GM Warrants shall receive only the net cash proceeds, if any, of the sold New GM Warrants that the GUC Trust Administrator received upon such sale.
15.        Sale of New GM Securities Pursuant to GUC Trust Agreement.  The GUC Trust Agreement provides that the GUC Trust Administrator or Post-Effective Date MLC, as applicable, may sell New GM Securities that are held by the GUC Trust or Post-Effective Date MLC, as applicable, under certain limited circumstances, such as to fund Reporting and Transfer Costs (as defined in the GUC Trust Agreement) and where the Wind-Down Budget Cash (as defined in the GUC Trust Agreement) is not sufficient to satisfy the current and projected fees, costs, and expenses of the GUC Trust.  To the extent any such sale is performed by Post-Effective Date MLC, the Cash proceeds thereof shall be transferred to the GUC Trust in accordance with the provisions of the GUC Trust Agreement, but in any event no later than December 29, 2011.  Any such sale by either the GUC Trust Administrator or Post-Effective Date MLC shall be made in compliance with an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any equivalent securities law provisions under state law, other than section 1145(a) of the Bankruptcy Code, which is not available for such sale.
16.        Substantive Consolidation.  Subject to the occurrence of the Effective Date, each of the Debtors shall be deemed merged into MLC solely for purposes of the Plan, and

(a) all assets and all liabilities of the Debtors shall be deemed merged into MLC, (b) all guaranties of any Debtor of the payment, performance, or collection of obligations of another Debtor shall be eliminated and cancelled, (c) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation, and such guaranties shall be deemed a single Claim against the consolidated Debtors, (d) all joint obligations of two or more Debtors and all multiple Claims against such entities on account of such joint obligations shall be treated and allowed only as a single Claim against the consolidated Debtors, (e) all Claims between or among the Debtors shall be cancelled, and (f) each Claim filed in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date.
17        Plan Supplement and Exhibits to the Plan.  The documents contained in the Plan Supplement and Exhibits to the Plan and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Debtors, the GUC Trust Administrator, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, and the Avoidance Action Trust Administrator, as applicable, are authorized and approved, including, but not limited to, the GUC Trust Agreement, the Asbestos Trust Agreement, the Environmental Response Trust Agreement, and the Avoidance Action Trust Agreement.
18.        Governmental Approvals Not Required.  Except as otherwise expressly provided in this Confirmation Order, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.
19        Each federal, state, commonwealth, local, foreign, or other governmental agency is directed and authorized to accept the validity of (a) any and all documents, trust agreements, mortgages, and instruments and (b) all actions of the GUC Trust Administrator, the Asbestos Trust  Administrator, the Environmental Response Trust Administrative Trustee, and the Avoidance Action Trust Administrator and those acting on their behalf, that are necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan, this Confirmation Order, and the agreements created or contemplated by the Plan, including, but not limited to, the GUC Trust Agreement, the Asbestos Trust Agreement, the Environmental Response Trust Agreement, and the Avoidance Action Trust Agreement, without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by state or local law.
20.        Special Provision Concerning Distributions to Governmental Units.  To the extent that any governmental unit can demonstrate, to the satisfaction of the GUC Trust Administrator in its sole discretion, that such governmental unit is precluded by applicable law from accepting and owning New GM Securities, the GUC Trust Administrator shall be authorized in accordance with the provisions of the GUC Trust Agreement, but shall not be required, to sell the New GM Securities that would otherwise be distributable to such governmental unit and distribute the proceeds of such sale, net of brokerage commissions and other expenses, to such governmental unit in lieu of any distribution of New GM Securities.  Prior to December 15, 2011, any such sale shall be made by Post-Effective Date MLC at the request of the GUC Trust Administrator and the Cash proceeds thereof, net of brokerage commissions and other expenses, shall be transferred for distribution to the GUC Trust in accordance with the provisions of the GUC Trust Agreement.  Any sale of New GM Securities performed pursuant to this Paragraph shall be made in compliance with an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any equivalent securities law provisions under state law (it being understood that section 1145 of the Bankruptcy Code is not available for such purposes).
21.        Transfer of Permits and Other Regulatory Authorizations or Consents to the Environmental Response Trust.  This Confirmation Order authorizes the Environmental Response Trust to own the Environmental Response Trust Properties as of and after the Effective Date and on an interim basis succeed to all permits, licenses, consents, and other regulatory approvals issued for the Environmental Response Trust Properties in the name, and for the benefit, of the Debtors until such permits, licenses, consents, and other regulatory approvals have been transferred to the Environmental Response Trust or modified or re-issued in the name of the Environmental Response Trust, and the Environmental Response Trust shall comply with all applicable terms and conditions of the permits, licenses, consents, and other regulatory approvals as of and after the Effective Date.  After the Effective Date, the Debtors and the Environmental Response Trust shall use all due diligence and undertake commercially reasonable efforts to effectuate the transfer of any permits, licenses, consents, and other regulatory approvals to the Environmental Response Trust, including providing such information and signatures that would be reasonably necessary to effectuate such transfers.
22.        Exemption from Certain Taxes.  Pursuant to section 1146(a) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, leases, bills of sale, assignments, or other instruments of transfer executed in connection with any disposition of assets contemplated by the Plan (including transfers of assets to and by the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust) shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use, or other similar tax.
23.        Effective Date Payments and Transfers by the Debtors.  Pursuant to Section 5.2(a) of the Plan, on the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall (a) remit to holders of Allowed Administrative Expenses (except as otherwise provided in the Plan), Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and, if applicable, Allowed Secured Claims an amount in Cash equal to the Allowed amount of such Claims, (b) transfer the GUC Trust Assets (other than the New GM Securities and the Residual Wind-Down Assets) to the GUC Trust free and clear of all liens, claims, and encumbrances, but subject to any obligations imposed by the Plan, on behalf of holders of General Unsecured Claims, (c) transfer the Asbestos Trust Assets to the Asbestos Trust free and clear of all liens, claims, and encumbrances, but subject to any obligations imposed by the Plan, on behalf of holders of Asbestos Personal Injury Claims, (d) transfer the Environmental Response Trust Assets, including the proceeds of the sale of certain Environmental Response Trust Assets (in an amount no less than $12 million to be agreed upon by the Debtors and the U.S. Treasury) obtained prior to the Effective Date that have been placed in a segregated account of MLC (the “Asset Sale Proceeds Account”), to the Environmental Response Trust or to one or more companies or subsidiaries or affiliates or other entity or entities of the Environmental Response Trust or the Environmental Response Trust Administrative Trustee, free and clear of all liens, claims, and encumbrances (except for any statutory liens for property and ad valorem taxes not yet due and payable and all liens, claims, or security interests of the DIP Lenders under the DIP Credit Agreement and any order of the Bankruptcy Court approving the DIP Credit

Agreement (the “Excepted Liens”)), but subject to any obligations imposed by the Plan, on behalf of holders of Property Environmental Claims, and (e) reserve Cash for the Indenture Trustee/Fiscal and Paying Agent Reserve Cash, which Cash shall be distributed to the Indenture Trustees and Fiscal and Paying Agents, as applicable, upon submission of documented invoices (in customary form) to the Debtors prior to December 15, 2011, or, thereafter, to the GUC Trust Administrator in accordance with Section 6.2(f) of the Plan without the necessity of making application to the Bankruptcy Court.  The Debtors shall remit and transfer to the holders of Allowed DIP Credit Agreement Claims the payments and distributions provided for in Section 2.4 of the Plan.  All holders of liens and encumbrances (other than holders of Excepted Liens) with respect to the Environmental Response Trust Assets are directed to remove their respective liens and encumbrances from the Environmental Response Trust Assets immediately subsequent to the Effective Date.
24        On the Avoidance Action Trust Transfer Date, the Debtors shall transfer the Avoidance Action Trust Assets to the Avoidance Action Trust (except with respect to the remaining assets of MLC upon its dissolution, which shall be transferred to the Avoidance Action Trust, if accepted by the Avoidance Action Trust in the sole discretion of the Avoidance Action Trust Administrator as set forth in, and in accordance with, Section 6.10 of the Plan).
25.        DIP Credit Agreement Claims.  The DIP Lenders shall have an Allowed Administrative Expense for the total amount due under the DIP Credit Agreement as of the Effective Date, ratably in accordance with their respective interests in the DIP Credit Agreement Claims, subject to any applicable provisions of (A) paragraph 5 of the Final Order approving the DIP Credit Agreement (ECF No. 2529) and (B) the Final Order approving the amendment to the DIP Credit Agreement to provide for the Debtors’ postpetition wind-down financing (ECF No. 2969).  The Debtors shall pay on account of the amounts outstanding under the DIP Credit

Agreement an amount equal to all Cash and Cash equivalents, if any, remaining after funding all obligations and amounts to be funded under the Plan (including the GUC Trust Administrative Fund, the Cash portion of the Asbestos Trust, the Environmental Response Trust Administrative Account, the Avoidance Action Trust Administrative Cash, and the Indenture Trustee/Fiscal and Paying Agent Reserve Cash, and such amounts necessary to satisfy payment of and funding to reconcile Administrative Expenses, Priority Tax Claims, Priority Non-Tax Claims, and Secured Claims), subject to the terms of the Plan, the Budget, and this Confirmation Order.  To the extent it is determined that the DIP Lenders are entitled to any proceeds of the Term Loan Avoidance Action either by (a) mutual agreement between the U.S. Treasury and the Creditors’ Committee or (b) Final Order, the DIP Lenders shall receive the proceeds of the Term Loan Avoidance Action in accordance with Sections 4.3 and 6.5 of the Plan and the Avoidance Action Trust Agreement.  Notwithstanding anything to the contrary in the Plan, (i) if any of the DIP Lenders’ Collateral (including the DIP Lenders’ Avoidance Assets) are not distributed pursuant to the Plan, such DIP Lenders’ Collateral shall be distributed to the DIP Lenders ratably in accordance with their respective interests in the DIP Credit Agreement Claims, and (ii) the DIP Lenders shall (x) have the sole right to collect on, prosecute, designate another party to prosecute, assign, or waive the DIP Lenders’ Avoidance Actions and the sole right to recover from or assign the DIP Lenders’ Avoidance Assets and (y) be entitled to any Cash, Cash equivalents, proceeds, or other DIP Lenders’ Collateral as set forth in Section 5.2(b) of the Plan.  The Asbestos Insurance Assets shall be held in and administered by the Asbestos Insurance Assets Trust for the benefit of the DIP Lenders as the DIP Lenders’ Collateral.  At such time as all payments in respect of the DIP Credit Agreement Claims have been made pursuant to the Plan, any outstanding balance of the DIP Credit Agreement Claims shall be cancelled.  Notwithstanding the foregoing, the DIP Credit Agreement Claims shall remain outstanding until such time as the Term Loan Avoidance Action

Beneficiaries are determined either by (x) mutual agreement between the U.S. Treasury and the Creditors’ Committee or (y) Final Order.  Neither the entry of this Confirmation Order nor any provision hereof shall prejudice or enhance the competing arguments of the DIP Lenders or of the Creditors’ Committee with respect to the entitlement of the DIP Lenders or the holders of General Unsecured Claims to the Term Loan Avoidance Action, the proceeds thereof, or the interests in the Avoidance Action Trust.  Notwithstanding any provisions of the Plan or the  GUC Trust Agreement, the DIP Credit Agreement Claims shall not be payable out of the New GM Securities or any proceeds, dividends, or distributions received on account thereof.
26        Asbestos Insurance Assets.  If any Asbestos Insurance Assets are transferred to the Asbestos Insurance Assets Trust, the Asbestos Insurance Assets Trust shall assume all liability for premiums, deductibles, retrospective premium adjustments, security or collateral arrangements, or any other charges, costs, fees, or expenses (if any) that become due to any insurer in connection with the Asbestos Insurance Assets with respect to Asbestos Personal Injury Claims, asbestos-related claims against Entities insured under policies included in the Asbestos Insurance Assets by reason of vendor’s endorsements, or under the indemnity provisions of settlement agreements that the Debtors made with various insurers prior to the Commencement Date to the extent that those indemnity provisions relate to Asbestos Personal Injury Claims, and the Debtors shall have no further financial or other responsibility for any of the foregoing.  Upon delivery of the Asbestos Insurance Assets to the Asbestos Insurance Assets Trust, the Debtors and their successors and assigns shall be released from all liability with respect to the delivery of such assets.  The Debtors shall cooperate with the Asbestos Insurance Assets Trust and the entity appointed to serve as administrator of the Asbestos Insurance Assets Trust and use commercially reasonable efforts to take or cause to be taken all appropriate actions and do or cause to be done all things necessary or appropriate to effectuate the transfer of the

Asbestos Insurance Assets to the Asbestos Insurance Assets Trust.  By way of enumeration and not of limitation, the Debtors shall be obligated, to the extent practicable, to (i) provide the Asbestos Insurance Assets Trust with copies of insurance policies and settlement agreements included within or relating to the Asbestos Insurance Assets and (ii) execute further assignments or allow the Asbestos Insurance Assets Trust to pursue claims relating to the Asbestos Insurance Assets in its name (subject to appropriate disclosure of the fact that the Asbestos Insurance Assets Trust is doing so and the reasons why it is doing so), including by means of arbitration, alternative dispute resolution proceedings, or litigation, to the extent necessary or helpful to the efforts of the Asbestos Insurance Assets Trust to obtain insurance coverage under the Asbestos Insurance Assets.  In cooperation with the Asbestos Insurance Assets Trust, the Debtors shall not be obligated to incur or pay any expense other than pursuant to the Budget and any successor budget referred to in Paragraph 47 of this Confirmation Order.
27        Repayment of Excess Cash to DIP Lenders.  If the Debtors have any Cash remaining after (a) transferring the GUC Trust Assets to the GUC Trust, including the funding of the GUC Trust Administrative Fund and the transfer of the Indenture Trustee/Fiscal and Paying Agent Reserve Cash in accordance with Section 6.2 of the Plan, (b) transferring the Asbestos Trust Assets to the Asbestos Trust, (c) transferring the Environmental Response Trust Assets to the Environmental Response Trust, including the funding of the Environmental Response Trust Administrative Funding Account, (d) transferring the Avoidance Action Trust Assets to the Avoidance Action Trust, including the funding of the Avoidance Action Trust Administrative Cash, (e) the resolution (and the payment, to the extent Allowed) of all Disputed Administrative Expenses (including compensation and reimbursement of expenses under sections 330 or 503 of the Bankruptcy Code, Disputed Priority Tax Claims, Disputed DIP Credit Agreement Claims, Disputed Priority Non-Tax Claims, and Disputed Secured Claims), (f) the payment in full of all

Allowed Administrative Expenses (including any compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code), Allowed Priority Tax Claims, Allowed DIP Credit Agreement Claims, Allowed Priority Non-Tax Claims, and Allowed Secured Claims, and (g) completing the acts described in Section 6.10 of the Plan, the Debtors shall pay such Cash to the DIP Lenders by wire transfer of immediately available funds to an account designated by the U.S. Treasury and EDC, respectively, ratably in accordance with their respective interests in the DIP Credit Agreement Claims; provided, however, that to the extent any Allowed Administrative Expenses, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and Allowed Secured Claims are not satisfied at the time of MLC’s dissolution, such Allowed Administrative Expenses, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and Allowed Secured Claims, together with sufficient Cash reserves to satisfy and make distributions on account of such Allowed Administrative Expenses, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and Allowed Secured Claims, shall be transferred to the GUC Trust.  In the event any Cash remains in the GUC Trust Administrative Fund, the Avoidance Action Trust Administrative Cash, or the Indenture Trustee/Fiscal and Paying Agent Reserve Cash after all the obligations imposed on the GUC Trust Administrator, the Avoidance Action Trust Administrator, the Indenture Trustees, or the Fiscal and Paying Agents, respectively, and the GUC Trust and the Avoidance Action Trust, respectively, pursuant to the Plan, the GUC Trust Agreement, and the Avoidance Action Trust Agreement, respectively, have been satisfied, the GUC Trust Administrator and the Avoidance Action Trust Administrator, respectively, shall pay such Cash to the DIP Lenders by wire transfer of immediately available funds to an account designated by the U.S. Treasury and by EDC, respectively, ratably in accordance with their respective interests in the DIP Credit Agreement Claims.  If the GUC Trust Administrator determines to close the Chapter 11 Cases in accordance with Section 6.2(q) of the Plan, the GUC Trust Administrator shall repay the Cash from the balance of the GUC Trust Administrative Fund after reserving any amounts necessary to close the Chapter 11 Cases to the DIP Lenders by wire transfer of immediately available funds to an account designated by the U.S. Treasury and by EDC, respectively, ratably in accordance with their respective interests in the DIP Credit Agreement Claims.
28        Notwithstanding anything to the contrary in Section 4.3 of the Plan, all proceeds of the Term Loan Avoidance Action shall be applied first to pay the DIP Lenders (a) all amounts expended to fund the costs and expenses associated with realizing such proceeds, including, without limitation, any such amounts expended to fund the costs and expenses of professionals retained by the defendants in the Term Loan Avoidance Action and (b) without duplication, the amount of the Avoidance Action Trust Administrative Cash.
29.        Asbestos Personal Injury Claims.  On the Effective Date, or as soon thereafter as is reasonably practicable, all Asbestos Personal Injury Claims shall be channeled to the Asbestos Trust and all Asbestos Personal Injury Claims shall be satisfied in accordance with the terms of the Asbestos Trust, the Asbestos Trust Distribution Procedures, and the Asbestos Trust Agreement.  As a result, each Asbestos Personal Injury Claim need not be addressed by the Debtors.  The sole recourse of the holders of Asbestos Personal Injury Claims in their capacities as such shall be from the Asbestos Trust, and such holders shall have no right whatsoever at any time to assert their respective Asbestos Personal Injury Claims against any Protected Party, provided that the Asbestos Trust Claim shall be entitled to the same distributions from the GUC Trust and the Avoidance Action Trust, as applicable, as an Allowed General Unsecured Claim in Class 3.  Without limiting the foregoing, on the Effective Date, all Entities shall be permanently stayed, restrained, and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any

Asbestos Personal Injury Claim (other than actions brought to enforce any right or obligation under the Plan, any Exhibits to the Plan, the Plan Supplement, or any other agreement or instrument between the Debtors and the Asbestos Trust, which actions shall be in conformity and compliance with the provisions hereof and other than the right of the Allowed Asbestos Trust Claim to receive distributions from the GUC Trust and the Avoidance Action Trust, as applicable):  (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding (including, without limitation, a judicial, arbitral, administrative, or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party, (ii) enforcing, levying, attaching (including without limitation, any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party, (iv) setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party, and (v) proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Trust Agreement, except in conformity and compliance therewith.  Nothing in the Plan, including the fact that New GM is not included in the definition of Protected Party in Section 1.115 of the Plan, shall in any way modify or limit any protections or rights afforded to New GM under or in connection with the Bankruptcy Court order approving the 363 Transaction.  Unless there is a material adverse consequence to the Debtors or their estates, notwithstanding any provision in the Plan to the contrary, the initial distribution under the Plan with respect to the Asbestos Trust Claim shall be made directly to the Asbestos Trust rather than through the GUC Trust or the Avoidance Action Trust.  Any subsequent distributions under the Plan with respect to the Asbestos Trust Claim shall be made in accordance with the Plan.
30.        Establishment of Trusts.  This Confirmation Order authorizes (a) the creation and implementation of the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust in accordance with the terms of this Confirmation Order, the Plan, the GUC Trust Agreement, the Asbestos Trust Agreement, the Environmental Response Trust Agreement, and the Avoidance Action Trust Agreement, and (b) the GUC Trust Administrator, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, and the Avoidance Action Trust Administrator to accomplish the purposes of the GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust, respectively, as set forth in the GUC Trust Agreement, the Asbestos Trust Agreement, the Environmental Response Trust Agreement, and the Avoidance Action Trust Agreement, respectively, notwithstanding any otherwise applicable nonbankruptcy law.
31.        Role of GUC Trust Administrator.  The GUC Trust Administrator shall (a) have the power and authority to hold, manage, sell, and invest the GUC Trust Assets, and distribute to the holders of Allowed General Unsecured Claims and holders of GUC Trust Units the GUC Trust Distributable Assets and the Other GUC Trust Administrative Cash (each as defined in the GUC Trust Agreement), (b) hold the GUC Trust Assets for the benefit of the holders of Allowed General Unsecured Claims, (c) have the power and authority to hold, manage, sell, invest, and distribute the GUC Trust Assets obtained through the exercise of its power and authority, (d) have the power and authority to prosecute and resolve (x) objections to Disputed General Unsecured Claims and (y) subject to obtaining any applicable consent from MLC or Post-Effective Date MLC, as the case may be, and any necessary approval of the

Bankruptcy Court, any claims for equitable subordination and recharacterization in connection with such objections, (e) have the power and authority to perform such other functions as are provided in the Plan and the GUC Trust Agreement, (f) have the power and authority to administer the closure of the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules, (g) if the Residual Wind-Down Assets are transferred to the GUC Trust upon the dissolution of MLC, then the GUC Trust Administrator shall have the authority to prosecute, resolve objections, and satisfy the Disputed Administrative Expenses, the Disputed Priority Tax Claims, the Disputed Priority Non-Tax Claims, and the Disputed Secured Claims, and (h) take such actions necessary to wind down the Debtors’ estates solely as contemplated by and in accordance with the GUC Trust Agreement.  The GUC Trust Administrator shall be responsible for all decisions and duties with respect to the GUC Trust and the GUC Trust Assets and shall file periodic public reports on the status of claims reconciliation and distributions.  In all circumstances, the GUC Trust Administrator shall act in the best interests of all beneficiaries of the GUC Trust and in furtherance of the purpose of the GUC Trust, and in accordance with the GUC Trust Agreement and not in its own best interest as a creditor (to the extent the GUC Trust Administrator is a creditor).  Upon the dissolution of MLC, (i) the Indenture Trustee/Fiscal and Paying Agent Reserve Cash shall be transferred to the GUC Trust and the GUC Trust Administrator shall distribute funds to the Indenture Trustees and the Fiscal and Paying Agents from the Indenture Trustee/Fiscal and Paying Agent Reserve Cash as required, and (ii) the Residual Wind-Down Assets shall be transferred to the GUC Trust.  As of the conclusion of the Confirmation Hearing, the GUC Trust Administrator shall have the power and authority to take such actions and perform such acts as may be necessary, desirable, or appropriate to comply with or implement the Plan or the GUC Trust Agreement and shall have the authority to take all actions as may be necessary, desirable, or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan or the GUC Trust Agreement, including, but not limited to (i) executing and delivering appropriate agreements on behalf of the GUC Trust (including, but not limited to, retention agreements with Trust Professionals (as defined in the GUC Trust Agreement)), (ii) opening bank, securities, or other accounts in the name of the GUC Trust, the GUC Trust Administrator, and/or any other name, including, but not limited to, bank accounts and securities accounts in the name of beneficiaries of the GUC Trust (including, but not limited to, any accounts at transfer agents or the Depository Trust Company as necessary to receive the New GM Securities or create and issue the beneficial interests in the GUC Trust), and (iii) filing appropriate certificates, statements, requests, and demands with all government and non-governmental agencies (including, but not limited to, the Securities and Exchange Commission and the Depository Trust Company).  On and after the Effective Date, with respect to settling Claims that are not a De Minimis Settlement Amount (as defined in the Bankruptcy Court Order approving the Claim Settlement Procedures (ECF No. 4180)) but is less than or equal to $50 million, the GUC Trust Administrator shall take the place of the Debtors and the requirement of obtaining the approval of the Creditors’ Committee shall be eliminated.
32.        Role of GUC Trust Monitor.  The GUC Trust Monitor shall oversee the activities of the GUC Trust Administrator as set forth in the GUC Trust Agreement.  The GUC Trust Administrator shall report material matters to, and seek approval for material decisions from, the GUC Trust Monitor, as and to the extent set forth in the GUC Trust Agreement.  Without limiting the foregoing, the GUC Trust Administrator shall obtain the approval of the GUC Trust Monitor with respect to settlements of Disputed General Unsecured Claims above a certain threshold and present periodic reports to the GUC Trust Monitor on the GUC Trust distributions and Budget (as defined in the GUC Trust Agreement).  In all circumstances, the

GUC Trust Monitor shall act in the best interests of all beneficiaries of the GUC Trust, in furtherance of the purpose of the GUC Trust, and in accordance with the GUC Trust Agreement.
33.        Role of Asbestos Trust Administrator.  The Asbestos Trust Administrator, who shall serve in a capacity distinct from the Delaware Trustee (as defined in the Asbestos Trust Agreement) shall (i) have the power and authority to hold, manage, sell, invest, and distribute the Asbestos Trust Assets to the holders of Asbestos Personal Injury Claims, (ii) hold the Asbestos Trust Assets for the benefit of the holders of Asbestos Personal Injury Claims, (iii) have the power and authority to hold, manage, sell, and distribute the Asbestos Trust Assets obtained through the exercise of its power and authority, (iv) have the power and authority to prosecute and resolve objections to Asbestos Personal Injury Claims, and (v) have the power and authority to perform such other functions as are provided in the Plan and the Asbestos Trust Agreement.  The Asbestos Trust Administrator shall be responsible for all decisions and duties with respect to the Asbestos Trust and the Asbestos Trust Assets.  In all circumstances, the Asbestos Trust Administrator shall act in the best interests of all beneficiaries of the Asbestos Trust and in furtherance of the purpose of the Asbestos Trust.  As of the conclusion of the Confirmation Hearing, the Asbestos Trust Administrator shall have the power and authority to take such actions and perform such acts as may be necessary, desirable, or appropriate to comply with or implement the Plan or the Asbestos Trust Agreement, including, but not limited to, (i) initiating or otherwise engaging in necessary organizational activity with regard to the Asbestos Trust, consistent with the Asbestos Trust Agreement and (ii) retaining professionals, including, but not limited to, attorneys, investment advisors, and an executive director, which may include Analysis, Research and Planning Corporation, the consulting firm currently engaged by the Future Claimants’ Representative.  Compensation and reimbursement of the Asbestos Trust Administrator and the professionals retained by him for services rendered or expenses incurred pending the Effective Date, as well as all other costs incurred in organizational activity of the Asbestos Trust, shall be the sole responsibility of the Asbestos Trust and shall be payable solely from the Asbestos Trust Assets as costs of organizing the Asbestos Trust.
34        Role of Environmental Response Trust Administrative Trustee.  The Environmental Response Trust Administrative Trustee shall be responsible for implementing the purpose of the Environmental Response Trust, including overseeing the development of budgets, retaining and overseeing professionals to conduct Environmental Actions, entering into and overseeing the implementation of all contracts binding the Environmental Response Trust, executing agreements, preparing and filing all required plans and reports with the applicable Governmental Authorities, handling accounting and legal matters for the Environmental Response Trust, establishing funding objectives, monitoring the performance of the staff, and other administrative tasks, and shall carry out and implement the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement.  Such authority shall include, without limitation, the formation and/or ownership, by the Environmental Response Trust or the Environmental Response Trust Administrative Trustee, of one or more companies, subsidiaries, affiliates, or other entities to perform or fulfill duties, functions, and responsibilities deemed appropriate by the Environmental Response Trust Administrative Trustee, including, without limitation, ownership of real and other property, to accomplish the purposes of the Environmental Response Trust and not otherwise inconsistent with this Confirmation Order, the Plan, or the Environmental Response Trust Agreement.  The Environmental Response Trust Administrative Trustee shall not be authorized to engage in any trade or business with respect to the Environmental Response Trust Assets.  As of the conclusion of the Confirmation Hearing, the Environmental Response Trust Administrative Trustee shall have the power and authority to take such actions as the Environmental Response Trust

Administrative Trustee reasonably deems necessary to prepare for the occurrence of the Effective Date, including, but not limited to and carry out and implement the Environmental Response Trust Agreement and the Environmental Response Trust Consent Decree and Settlement Agreement, including, but not limited to, (i) taking actions intended to achieve  or maintain compliance with applicable law, (ii) taking actions (subject to the occurrence of the Effective Date) to transfer permits and/or other authorizations consistent with the purposes of the Environmental Response Trust, (iii) negotiating and/or entering into agreements, consent decrees, and administrative orders (the effectiveness of all of which shall be subject to the occurrence of the Effective Date), (iv) negotiating the content of and/or signing documents concerning registrations of the Environmental Response Trust (the effectiveness all of which shall be subject to the occurrence of the Effective Date), (v) negotiating and entering into agreements in order to establish accounts with banks or comparable institutions (the effectiveness all of which shall be subject to the occurrence of the Effective Date), (vi) retaining professionals, and (vii) taking actions that would facilitate the employment of Environmental Response Trust personnel.  All costs and expenses associated with the foregoing shall be paid by the Environmental Response Trust subsequent to the Effective Date, subject to the terms of the Environmental Response Trust Consent Decree and Settlement Agreement and the Environmental Response Trust Agreement.
35.        Role of Avoidance Action Trust Administrator.  The Avoidance Action Trust Administrator shall (i) have the power and authority to hold and manage the Avoidance Action Trust Assets, (ii) hold the Avoidance Action Trust Assets for the benefit of the beneficiaries of the Avoidance Action Trust, (iii) have the power and authority to prosecute and resolve (in consultation with the U.S. Treasury so long as the holders of DIP Credit Agreement Claims continue to be a Term Loan Avoidance Action Beneficiary), in the name of the Debtors and/or the names of the Avoidance Action Trust Administrator, the Term Loan Avoidance Action, (iv) have the power and authority to invest and distribute to the Term Loan Avoidance Action Beneficiaries any proceeds of the Term Loan Avoidance Action, (v) have the power to sell, transfer, prosecute, resolve, or otherwise realize upon all other Avoidance Action Trust Assets, (vi) have the power and authority to invest and distribute to the holders of the DIP Credit Agreement Claims any proceeds of any remaining assets of MLC that are transferred to the Avoidance Action Trust in accordance with Section 6.10 of the Plan, and (vii) have the power and authority to perform such other functions as are provided in the Plan and the Avoidance Action Trust Agreement.  The Avoidance Action Trust Administrator shall be responsible for all decisions and duties with respect to the Avoidance Action Trust and the Avoidance Action Trust Assets.  In all circumstances, the Avoidance Action Trust Administrator shall act in the best interests of the beneficiaries of the Avoidance Action Trust and in furtherance of the purpose of the Avoidance Action Trust.  Prior to the Avoidance Action Trust Transfer Date, the Term Loan Avoidance Action shall be prosecuted, resolved, and administered by the Creditors’ Committee.  All expenses incurred in connection with the prosecution of the Term Loan Avoidance Action (whether prior to or after the Avoidance Action Trust Transfer Date) shall be funded by the Avoidance Action Trust Administrative Cash, subject to the provisions of the Budget and the terms of the Avoidance Action Trust Agreement.  As of the conclusion of the Confirmation Hearing, the Avoidance Action Trust Administrator shall have the power and authority to take such actions and perform such acts as may be necessary, desirable, or appropriate to comply with or implement the Plan or the Avoidance Action Trust Agreement and shall have the authority to take all actions as may be necessary, desirable, or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan or the Avoidance Action Trust Agreement, including, but not limited to, (i) executing and delivering appropriate agreements on behalf of the Avoidance Action Trust (including, but not limited to, retention agreements with Trust Professionals (as defined in the Avoidance Action Trust Agreement)), (ii) opening bank accounts and securities accounts in the name of the Avoidance Action Trust and/or the Avoidance Action Trust Administrator, and (iii) filing appropriate certificates, statements, requests, and demands with all government and non-governmental agencies (including, but not limited to, the Securities and Exchange Commission and the Depository Trust Company).  Upon the dissolution of MLC, any remaining assets of MLC that have not been transferred to the GUC Trust, the Asbestos Trust, or the Environmental Response Trust that the Avoidance Action Trust Administrator, in his sole discretion, elects to accept shall be transferred to the Avoidance Action Trust.
36.        Role of Avoidance Action Trust Monitor.  In furtherance of and consistent with the purpose of the Avoidance Action Trust and the Plan, the Avoidance Action Trust Monitor shall oversee the activities of the Avoidance Action Trust Administrator as set forth in the Avoidance Action Trust Agreement.  The Avoidance Action Trust Administrator shall report material matters to, and seek approval for material decisions from, the Avoidance Action Trust Monitor, as and to the extent set forth in the Avoidance Action Trust Agreement.  Without limiting the foregoing, the Avoidance Action Trust Administrator shall obtain the approval of the Avoidance Action Trust Monitor with respect to settlements of the Avoidance Action Trust Assets and present periodic reports to the Avoidance Action Trust Monitor on the Avoidance Action Trust distributions and budget.  In all circumstances, the Avoidance Action Trust Monitor shall act in the best interests of the beneficiaries of the Avoidance Action Trust, in furtherance of the purpose of the Avoidance Action Trust, and in accordance with the Avoidance Action Trust Agreement.

37.        Costs and Expenses of GUC Trust.   The costs and expenses of the GUC Trust, including the fees and expenses of the GUC Trust Administrator, the GUC Trust Monitor, and all retained professionals, shall be paid out of (i) the GUC Trust Administrative Fund, subject to the provisions of the Budget and the terms of the GUC Trust Agreement, (ii) Other GUC Trust Administrative Cash (as defined in the GUC Trust Agreement) in the manner set forth in the GUC Trust Agreement, and/or (iii) the Residual Wind-Down Assets, in the manner set forth in the GUC Trust Agreement.  To the extent that such costs and expenses exceed the Budget, the Wind-Down Budget Cash (as defined in the GUC Trust Agreement) shall not be used to cover any such additional costs and expenses.
38.        Wind-Down of the Debtors.  Notwithstanding anything to the contrary in this Confirmation Order, the Plan, or the GUC Trust Agreement, if the Residual Wind-Down Assets are not transferred to the GUC Trust, the GUC Trust and the GUC Trust Administrator shall have no obligations and shall incur no liabilities with respect to the resolution of Administrative Expenses, Priority Tax Claims, Priority Non-Tax Claims, and Secured Claims.
39.        Costs and Expenses of Asbestos Trust.  The costs and expenses of the Asbestos Trust, including the fees and expenses of the Asbestos Trust Administrator and its retained professionals, shall, subject to the terms of the Asbestos Trust Agreement, be paid first out of the $2 million in Cash in the Asbestos Trust Assets and then out of the other Asbestos Trust Assets.
40.        Costs and Expenses of Avoidance Action Trust.  The costs and expenses of the Avoidance Action Trust, including the fees and expenses of the Avoidance Action Trust Administrator, the Avoidance Action Trust Monitor, and all retained professionals, shall be paid out of the Avoidance Action Trust Assets, subject to the provisions of the Budget and the terms of the Avoidance Action Trust Agreement.  Fees and expenses incurred in connection with the prosecution and settlement of the Term Loan Avoidance Action shall be considered costs and expenses of the Avoidance Action Trust, subject to the provisions of the Budget and the terms of the Avoidance Action Trust Agreement.  To the extent that such costs and expenses exceed the Budget, the Avoidance Action Trust Administrative Cash shall not be used to cover any such additional costs and expenses.
41        Establishment of Trusts.  The GUC Trust, the Asbestos Trust, the Environmental Response Trust, and the Avoidance Action Trust may be established prior to the Effective Date to the extent necessary, desirable, or appropriate to effectuate the Plan.
42.        No Reserve for Disallowed or Expunged Claims.  None of the Debtors, the GUC Trust, or the Avoidance Action Trust shall be required to establish reserves for Claims that have been disallowed or expunged by order of the Bankruptcy Court in the absence of an order of the Bankruptcy Court expressly directing the Debtor to establish a reserve.
43.        Books and Records.  MLC shall comply with its obligations under the Environmental Response Trust Consent Decree and Settlement Agreement to provide documents, other records, and/or information to the Environmental Response Trust Administrative Trustee.  Upon the Effective Date, MLC shall transfer and assign to the GUC Trust full title to, and the GUC Trust shall be authorized to take possession of, all of the books and records of the Debtors, with the exception of those books and records that are necessary for the implementation of the Asbestos Trust, the Environmental Response Trust, or the Avoidance Action Trust, as applicable, which books and records MLC shall transfer and assign to the Asbestos Trust, the Environmental Response Trust, or the Avoidance Action Trust, respectively.  Upon the Effective Date, the Asbestos Trust shall have access to any asbestos-related documents, data, records, and other information provided to the Asbestos Claimants’ Committee and the Future Claimants’ Representative by the Debtors and New GM.  Upon the Effective Date, the

Asbestos Trust shall have rights of access to all asbestos-related books and records in the control of New GM under the terms of access set forth in Section 6.23 of the MSPA and shall succeed to the rights of MLC under, and shall be deemed to be a third party beneficiary of Section 6.23 of the MSPA and the Asbestos Trust shall have the same right to enforce Section 6.23 of the MSPA as MLC had prior to the Effective Date; provided, however, that this Paragraph shall apply solely with regard to asbestos-related books and records.  Upon the Effective Date, the Creditors’ Committee shall transfer and assign to the GUC Trust Monitor the books and records related to the administration of the GUC Trust and any relevant information prepared by the Creditors’ Committee during the Chapter 11 Cases.  Upon the Avoidance Action Trust Transfer Date, (i) MLC shall transfer and assign to the Avoidance Action Trust full title to, and the Avoidance Action Trust shall be authorized to take possession of, all of the books and records of the Debtors relating to the Avoidance Action Trust Assets and (ii) the Creditors’ Committee shall transfer and assign to the Avoidance Action Trust Monitor the books and records related to the administration of the Avoidance Action Trust and any relevant information prepared by the Creditors’ Committee during the Chapter 11 Cases.  The transfer of any such books and records transferred by either the Debtors or the Creditors’ Committee shall not waive any attorney-client privilege.  The GUC Trust, the Asbestos Trust, or the Avoidance Action Trust, as applicable, shall have the responsibility of storing and maintaining the books and records transferred under the Plan until one year after the date MLC is dissolved in accordance with Section 6.10 of the Plan, after which time such books and records may be abandoned or destroyed without further Bankruptcy Court order; provided, however, that any tax-related books and records transferred under the Plan shall be stored and maintained until the expiration of the applicable statute of limitations.  The Debtors shall cooperate with the GUC Trust Administrator, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, or the Avoidance

Action Trust Administrator, as applicable, to facilitate the delivery and storage of their books and records in accordance herewith.  The Debtors (as well as their current and former officers and directors) shall be entitled to reasonable access to any books and records transferred in accordance with Section 6.12 of the Plan for all necessary corporate purposes, including, without limitation, defending or prosecuting litigation, determining insurance coverage, filing tax returns, and addressing personnel matters.  For purposes of Section 6.12 of the Plan, books and records include computer-generated or computer-maintained books and records and computer data, as well as electronically-generated or maintained books and records or data, along with books and records of the Debtors maintained by or in possession of third parties and all the claims and rights of the Debtors in and to their books and records, wherever located.
44.        Term Loan Avoidance Action; Setoffs.  If the Term Loan Avoidance Action is still pending on the Avoidance Action Trust Transfer Date, the Avoidance Action Trust Administrator may pursue, abandon, settle, or release the Term Loan Avoidance Action transferred to the Avoidance Action Trust as it deems appropriate, without the need to obtain approval or any other or further relief from the Bankruptcy Court.  The Debtors, the GUC Trust Administrator, or the Avoidance Action Trust Administrator, as the case may be, may, in their sole discretion, set off any claim held against a person against any payment due such person under the Plan; provided, however, that any claims of the Debtors arising before the Commencement Date shall first be set off against Claims against the Debtors arising before the Commencement Date; and further provided that before any setoff is exercised with respect to any payment due on account of the Nova Scotia Wind-Up Claim and/or the Nova Scotia Guarantee Claims, at least ten (10) days prior notice thereof shall be given to the attorneys for the Nova Scotia Trustee and/or the attorneys for the holders of the Nova Scotia Guarantee Claims, as the case may be.

45.        Notwithstanding the provisions of Paragraph 44 of this Confirmation Order and the Debtors’ rights under section 502(d) of the Bankruptcy Code as to any claimant, the Debtors and the GUC Trust shall not withhold Class 3 distributions on account of Claims unrelated to the Term Loan Avoidance Action to financial institutions that are defendants in the Term Loan Avoidance Action solely due to the pendency of the Term Loan Avoidance Action, unless and until such time as the Bankruptcy Court determines that those financial institutions are required to disgorge payments received.  The Debtors and the GUC Trust shall not offset or withhold distributions to defendants in the Term Loan Avoidance Action with respect to the JPMorgan administrative expense claims (Proof of Claim Nos. 70708 and 70709).  Notwithstanding anything to the contrary in this Confirmation Order or the Plan, (i) the DIP Lenders do not waive any rights to challenge payment and to request disgorgement of any professional fees paid from the proceeds of the financing under the DIP Credit Agreement to JPMorgan with respect to litigation of the Term Loan Avoidance Action in the event a Final Order is entered against JPMorgan in the Term Loan Avoidance Action, (ii) the GUC Trust Administrator does not waive any rights to challenge payment and to request disgorgement of any professional fees paid by the GUC Trust to JPMorgan with respect to litigation of the Term Loan Avoidance Action in the event a Final Order is entered against JPMorgan in the Term Loan Avoidance Action, and (iii) JPMorgan reserves all defenses with respect to any such challenge or request for disgorgement.
46.        Final Fee Applications.  Pursuant to Section 2.2 of the Plan, all entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, and (ii) shall be paid in full in such amounts as are allowed by the Bankruptcy Court (A) on the date on which the order relating to any such Administrative Expense is entered or (B) upon such other terms as may be mutually agreed upon between the holder of such an Administrative Expense and the Debtors.
47.        The Debtors are authorized to pay, in the ordinary course of business and without the need for Bankruptcy Court approval, the reasonable fees and expenses, incurred after the Confirmation Date, of the professional persons employed by the Debtors, the Creditors’ Committee, the Asbestos Claimants’ Committee, and the Future Claimants’ Representative in connection with the implementation and consummation of the Plan, the claims reconciliation process, and any other matters as to which such professionals may be engaged.   The fees and expenses of the GUC Trust Administrator, the GUC Trust Monitor, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, the Avoidance Action Trust Administrator, and the Avoidance Action Trust Monitor shall be paid in accordance with the terms of the GUC Trust Agreement, the Asbestos Trust Agreement, the Environmental Response Trust Agreement, and the Avoidance Action Trust Agreement, respectively, and shall be subject to (i) the provisions of the Budget through March 31, 2011, and (ii) to the extent the Effective Date occurs after March 31, 2011, a new budget to be agreed to by the Debtors and the U.S. Treasury, in consultation with the Creditors’ Committee, or as otherwise ordered by the Bankruptcy Court; provided, however, that with respect to the GUC Trust and the Avoidance Action Trust, the foregoing budgetary constraints shall only apply to the extent that fees and expenses of the GUC Trust and the Avoidance Action Trust are to be paid from the GUC Trust Administrative Fund or the Avoidance Action Trust Administrative Cash, respectively.

48.        Special Provisions for Governmental Units.  Except as provided in the Environmental Response Trust Consent Decree and Settlement Agreement and the Priority Order Sites Consent Decrees and Settlement Agreements, as to “governmental units” (as defined in the Bankruptcy Code), nothing in the Plan, including Sections 12.5 and 12.6 thereof, shall discharge, release, enjoin, or otherwise bar (a) any liability of the Debtors, their Estates, any successors thereto, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, or the Avoidance Action Trust, arising on or after the Confirmation Date, (b) any liability that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code, (c) any valid right of setoff or recoupment, (d) any police or regulatory action, (e) any environmental liability that the Debtors, their Estates, any successors thereto, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, the Avoidance Action Trust, or any other Person or Entity may have as an owner or operator of real property after the Effective Date, and (f) any liability to a “governmental unit” (as defined in the Bankruptcy Code), on the part of any Persons or Entities other than the Debtors, their Estates, the GUC Trust, the Asbestos Trust, the Environmental Response Trust, the Avoidance Action Trust, the GUC Trust Administrator, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, or the Avoidance Action Trust Administrator, except with respect to the parties as specifically provided for in Sections 12.5 and 12.6 of the Plan.
49        Fees and Expenses of Indenture Trustees and Fiscal and Paying Agents.  The reasonable fees and expenses of the Indenture Trustees and the Fiscal and Paying Agents shall be paid in accordance with the procedures established in Section 2.5 of the Plan.
50.        Releases, Exculpations, and Injunctions.  The release, exculpation, and injunction provisions contained in the Plan are fair and equitable, are given for valuable consideration, and are in the best interests of the Debtors and their chapter 11 estates, and such provisions shall be effective and binding on all persons and entities; provided, however, that nothing in Sections 10.6, 10.7, or 12.5 of the Plan shall hinder, delay, impede, or prohibit New United Motor Manufacturing, Inc. (“NUMMI”) from prosecuting its adversary proceeding against the Debtors, styled New United Motors Manufacturing, Inc. v. Motors Liquidation Co., Adv. Pro. No. 10-05016 (REG) (Bankr. S.D.N.Y.) (Adv. Pro. ECF No. 1).
51.        Releases.  As of the Effective Date, the Debtors release (a) all present and former directors and officers of the Debtors who were directors and/or officers, respectively, on or after the Commencement Date, and any other Persons who serve or served as members of management of the Debtors on or after the Commencement Date, (b) all post-Commencement Date advisors, consultants, agents, counsel, or other professionals of or to the Debtors, the DIP Lenders, the Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Indenture Trustees, and the Fiscal and Paying Agents, and (c) all members (current and former) of the Creditors’ Committee and of the Asbestos Claimants’ Committee, in their capacity as members of such Committees, the Future Claimants’ Representative, and the Indenture Trustees and the Fiscal and Paying Agents and their respective officers, directors, and employees from any and all Causes of Action held by, assertable on behalf of, or derivative from the Debtors, in any way relating to the Debtors, the Chapter 11 Cases, the Plan, negotiations regarding or concerning the Plan, and the ownership, management, and operation of the Debtors, except for actions found by Final Order to be willful misconduct (including, but not limited to, conduct that results in a personal profit at the expense of the Debtors’ estates), gross negligence, fraud, malpractice, criminal conduct, unauthorized use of confidential information that causes damages, breach of fiduciary duty (to the extent applicable), and ultra vires acts; provided, however, that the foregoing (i) shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer, or employee of the Debtors or any reimbursement obligation of any former director, officer, or employee with respect to a loan or advance made by the Debtors to such former director, officer, or employee, and (ii) shall not limit the liability of any counsel to their respective clients contrary to Rule 1.8(h)(1) of the New York Rules of Professional Conduct.
52.        Exculpation.  To the maximum extent permitted by law, neither the Debtors, the GUC Trust Administrator, the GUC Trust Monitor, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, the Avoidance Action Trust Administrator, the Avoidance Action Trust Monitor, the DIP Lenders, the Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Indenture Trustees, and the Fiscal and Paying Agents, nor any of their respective members (current and former), officers, directors, employees, counsel, advisors, professionals, subsidiaries, affiliates, or agents, shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Chapter 11 Cases; negotiations regarding or concerning the Plan, the GUC Trust Agreement, the Environmental Response Trust Agreement, the Asbestos Trust Agreement, the Avoidance Action Trust Agreement, the Environmental Response Trust Consent Decree and Settlement Agreement, and the Priority Order Sites Consent Decrees and Settlement Agreements; the pursuit of confirmation of the Plan; the consummation of the Plan; or the administration of the Plan or the property to be distributed under the Plan, except for actions found by Final Order to be willful misconduct, gross negligence, fraud, malpractice, criminal conduct, unauthorized use of confidential information that causes damages, breach of fiduciary duty (to the extent applicable), and ultra vires acts, and, in all respects, the Debtors, the GUC Trust Administrator, the GUC Trust Monitor, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, the Avoidance Action Trust Administrator, the Avoidance Action Trust

Monitor, the Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Indenture Trustees, the Fiscal and Paying Agents, and each of their respective members (current or former), officers, directors, employees, counsel, advisors, professionals, subsidiaries, affiliates, and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that the foregoing shall not limit the liability of any counsel to their respective clients contrary to Rule 1.8(h)(1) of the New York Rules of Professional Conduct.  In the event a holder of a Claim fails to satisfy a Medical Lien, the holder of such Medical Lien shall be barred and prohibited from seeking recourse directly against the Debtors, the GUC Trust, the Avoidance Action Trust, and any of their respective officers, directors, representatives, employees, counsel, and advisors.  Notwithstanding the generality of the foregoing, nothing contained in this Confirmation Order to the contrary shall limit the exculpation and indemnification provisions set forth in Paragraph 85 of the Environmental Response Trust Consent Decree and Settlement Agreement and Paragraph 4.12 of the Environmental Response Trust Agreement, which are incorporated in this Confirmation Order by reference.  Following the entry of this Confirmation Order, the Bankruptcy Court shall retain exclusive jurisdiction to consider any and all claims against the Debtors, the GUC Trust Administrator, the GUC Trust Monitor, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, the Avoidance Action Trust Administrator, the Avoidance Action Trust Monitor, the DIP Lenders, the Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Indenture Trustees, and the Fiscal and Paying Agents, and any of their respective members (current and former), officers, directors, employees, counsel, advisors, professionals, subsidiaries, affiliates, or agents, involving or relating to the administration of the Chapter 11 Cases, any rulings, orders, or decisions in the Chapter 11 Cases or any aspects of the Debtors’

Chapter 11 Cases, including the decision to commence the Chapter 11 Cases, the development and implementation of the Plan, the decisions and actions taken during the Chapter 11 Cases, and any asserted claims based upon or related to prepetition obligations administered in the Chapter 11 Cases for the purpose of determining whether such claims belong to the Debtors’ estates or third parties.  In the event it is determined that any such claims belong to third parties, then, subject to any applicable subject matter jurisdiction limitations, the Bankruptcy Court shall have exclusive jurisdiction with respect to any such litigation, subject to any determination by the Bankruptcy Court to abstain and consider whether such litigation should more appropriately proceed in another forum.
53.        Term of Injunctions and Automatic Stay.  Pursuant to Section 10.4 of the Plan, unless otherwise expressly provided in the Plan or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the closing of the Chapter 11 Cases.
54.        Injunction.  Pursuant to Section 10.6 of the Plan, on and after the Confirmation Date, all persons are permanently enjoined from commencing or continuing in any manner (whether directly, indirectly, derivatively, or otherwise) on account of or respecting any claim, debt, right, or cause of action of the Debtors for which the Debtors, the GUC Trust Administrator, or the Avoidance Action Trust Administrator retains sole and exclusive authority to pursue in accordance with the Plan.  Pursuant to Section 10.7 of the Plan, upon entry of this Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

55.        Cancellation of Existing Securities and Agreements.  Pursuant to Section 6.7 of the Plan, except for purposes of evidencing a right to distributions under the Plan or otherwise provided under the Plan or as set forth in Sections 2.4 and 10.1 of the Plan, on the Effective Date all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all Indentures and Fiscal and Paying Agency Agreements (but not the Nova Scotia Fiscal and Paying Agency Agreement, except with respect to any claims or rights against the Debtors or their successors) and bonds, debentures, and notes issued thereunder evidencing such Claims, all Note Claims, all Eurobond Claims, all Nova Scotia Guarantee Claims, and any options or warrants to purchase Equity Interests, or obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled and discharged as against the Debtors; provided, however, that the Indentures and Fiscal and Paying Agency Agreements shall continue in effect solely for the purposes of (a) allowing the Indenture Trustees and the Fiscal and Paying Agents to make any distributions on account of Allowed General Unsecured Claims in Class 3 pursuant to the Plan and perform such other necessary administrative functions with respect thereto, (b) allowing the Indenture Trustees who are members of the Creditors’ Committee to continue their role as members of the Creditors’ Committee, as contemplated by Section 12.1 of the Plan, (c) permitting the Indenture Trustees and the Fiscal and Paying Agents to receive payment from the Indenture Trustee/Fiscal and Paying Agent Reserve Cash, and (d) permitting the Indenture Trustees and the Fiscal and Paying Agents to maintain any rights or liens they may have for fees, costs, expenses, and indemnities under the Indentures and the Fiscal and Paying Agency Agreements, against or recoverable from distributions made under the Plan to the Registered Holders and/or beneficial owners of debt securities with respect to the Note Claims and the Eurobond Claims. Notwithstanding the foregoing or Section 5.10 of the Plan, nothing contained in the Plan shall affect any rights that a holder of a Note Claim or an Indenture Trustee may have against Delphi Corporation and/or any of its affiliates or successors with respect to that certain Assumption and Assignment Agreement – Industrial Revenue Bonds, dated as of January 1, 1999, between Delphi Automotive Systems LLC and General Motors Corporation and/or any related agreements or documents.  For the avoidance of doubt, nothing contained in the Plan or this Confirmation Order shall affect the rights of the holders of the Nova Scotia Guarantee Claims to assert direct claims, if any, against General Motors Nova Scotia Finance Company.  Notwithstanding anything to the contrary in the Indentures or the Fiscal and Paying Agency Agreements, the Indenture Trustees and the Fiscal and Paying Agents shall make distributions under the Plan, if any, to registered holders of the securities issued pursuant to the Indentures and the Fiscal and Paying Agency Agreements in accordance with and in the manner contemplated by the Plan.
56.        Equity Interests in MLC Subsidiaries Held by the Debtors.  On the Effective Date, at the option of the Debtors, each respective Equity Interest in a direct or indirect subsidiary of MLC shall be unaffected by the Plan, in which case the Debtor holding such Equity Interests shall continue to hold such Equity Interests and shall cause any such subsidiaries to be dissolved prior to December 15, 2011; provided, however, that (a) the dissolution of NUMMI shall be governed by NUMMI’s governing documents and (b) General Motors Nova Scotia Finance Company shall be wound up or liquidated as determined by the Court having jurisdiction over the winding-up proceeding of General Motors Nova Scotia Finance Company and dissolved pursuant to applicable Nova Scotia law.
57.        Remy Settlement.  The Remy Settlement is authorized and approved, and the terms thereof are binding on Remy and the Debtors.  In accordance with the terms of the Remy Settlement,  Remy (a) shall be included in the definition of “Protected Party” in Section

1.115 of the Plan with respect to that portion of Remy’s Claim against MLC relating to asbestos liability arising on or prior to the closing of that certain Asset Purchase Agreement by and among DR International, Inc., DRA, Inc., and GM, dated July 13, 1994, (b) shall have an Allowed General Unsecured Claim in the amount of $484,978.33, and (c) shall reduce (i) its Claim against MLC in the amount of $16,354,200 comprised of (x) $13,954,200 of estimated costs associated with anticipated future asbestos litigation that Remy asserts is based on the number of cases projected by Remy to be filed per year through 2034 and (y) $2,400,000 in respect of potential environmental remediation claims relating to property leased to DRA, Inc. by the Debtors (Proof of Claim No. 43411), and (ii) its contingent Claim against ENCORE in the amount of $2,110,570 in respect of potential environmental remediation claims relating to property leased to DRA, Inc. by the Debtors (Proof of Claim No. 69951).  Pursuant to the Remy Settlement, upon request, the Debtors shall provide Remy with certain documents relating to remediation by the Debtors or Post-Effective Date MLC, as applicable, at sites adjacent to those leased by the Debtors to Remy or leased by Remy.
58.        Protected Party.  The following shall be included in the definition of “Protected Party” under Section 1.115 of the Plan:  (a) the Debtors, (b) any Entity that, pursuant to the Plan or after the Effective Date, becomes a direct or indirect transferee of, or successor to, any assets of the Debtors (including, without limitation, the GUC Trust, the Environmental Response Trust, the Avoidance Action Trust, the GUC Trust Administrator, the Environmental Response Trust Administrative Trustee (and its subsidiaries and affiliates), the Avoidance Action Trust Administrator, the GUC Trust Monitor, the Avoidance Action Trust Monitor, and their respective professionals) or the Asbestos Trust (but only to the extent that liability is asserted to exist by reason of its becoming such a transferee or successor), (c) the holders of DIP Credit Agreement Claims, (d) any Entity that, pursuant to the Plan or after the Effective Date, makes a loan to the Debtors, Post-Effective Date MLC, or the Asbestos Trust, or to a successor to, or transferee of, any assets of the Debtors or the Asbestos Trust (but only to the extent that liability is asserted to exist by reason of such Entity’s becoming such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired), (e) an officer, director, or employee of the Debtors, of any past or present affiliate of the Debtors, of any predecessor in interest of the Debtors, or of any Entity that owns or at any time has owned a financial interest in the Debtors, in any past or present affiliate of the Debtors, or in any predecessor in interest of the Debtors, but only to the extent that he or she is alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on the Debtors or the Asbestos Trust on account of Asbestos Personal Injury Claims, (f) any Entity to the extent he, she, or it is alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on the Debtors or the Asbestos Trust on account of Asbestos Personal Injury Claims by reason of such Entity’s provision of insurance to the Debtors, to any past or present affiliate of the Debtors, to any predecessor in interest of the Debtors, or to any Entity that owns or at any time has owned a financial interest in (I) the Debtors, (II) any past or present affiliate of the Debtors, or (III) any predecessor in interest of the Debtors, but only to the extent that the Debtors or the Asbestos Trust enters into a settlement with such Entity that is approved by the Bankruptcy Court and expressly provides that such Entity shall be a Protected Party under the Plan, or (g) with the consent of the Asbestos Claimants’ Committee and the Future Claimants’ Representative, or the Asbestos Trust Administrator, as applicable, any other Entity that, pursuant to an agreement approved by Final Order, has been determined to be providing appropriate consideration to the Debtors’ estates or the Trusts (including, by way of example, by waiving the Entity’s claim(s) against the Debtors or any of the Trusts) in exchange for being included in the definition of a Protected Party herein (including, without limitation, Remy, for whom no further consent from the Asbestos Claimants’ Committee and the Future Claimants’ Representative, or the Asbestos Trust Administrator, as applicable, is required), to the extent he, she, or it is alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on the Debtors or the Asbestos Trust on account of Asbestos Personal Injury Claims by reason of one or more of the following:  (i) without in any way limiting clause (e) above, such Entity’s involvement in the management of the Debtors or of any predecessor in interest of the Debtors, (ii) such Entity’s ownership of a financial interest in the Debtors, in any past or present affiliate of the Debtors, or in any predecessor in interest of the Debtors, (iii) such Entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of the Debtors, of any past or present affiliate of the Debtors, of any predecessor in interest of the Debtors, or of any Entity that owns or at any time has owned a financial interest in the Debtors, in any past or present affiliate of the Debtors, or in any predecessor in interest of the Debtors, (iv) such Entity’s current ownership of the assets of a former division of the Debtors or of a former division of the Debtors, or (v) such Entity’s lease of real property owned or formerly owned by the Debtors.  Notwithstanding the foregoing, New GM shall neither be included in the definition of Protected Party nor shall Section 4.5 of the Plan govern or enjoin claims against New GM; provided, however, that nothing contained in the Plan shall in any way modify or limit any protections or rights afforded to New GM under or in connection with the Bankruptcy Court order approving the 363 Transaction.
59.        Removal of Actions.  The time provided by Bankruptcy Rule 9027 within which the Debtors, or the GUC Trust Administrator, as applicable, may file notices of removal of civil actions and proceedings in state and federal courts to which the Debtors are parties is extended until the date that is one (1) year after the date of entry of this Confirmation Order, subject to the rights of the Debtors or the GUC Trust Administrator, as applicable, to seek further extension of such period.
60.        Compliance with Requirements of Department of Health and Human Services (“HHS”).  Notwithstanding anything to the contrary in this Confirmation Order or the Plan, and solely for purposes of the requirements contained in Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, as codified at 42 U.S.C. § 1395y(b)(8), the Debtors shall be considered Responsible Reporting Entities (“RREs”) under 42 U.S.C. § 1395y(b)(8).  Effective upon the Effective Date, the GUC Trust shall be responsible for following the Secretary of HHS’s Section 111 instructions for reporting any data or incidents required to implement Section 111.  The GUC Trust will have obtained a separate RRE ID Number in order to perform such reporting.  The GUC Trust shall not be considered an RRE for purposes of reporting under 42 U.S.C. § 1395y(b)(8), and (in light of the unique circumstances of the Chapter 11 Cases and without precedential effect as to HHS in other cases) neither the GUC Trust nor the Debtors shall have any responsibility with respect to any reporting activities or obligations of the Asbestos Trust (if any) under 42 U.S.C. § 1395y(b)(8).  Also in light of the unique circumstances of the Chapter 11 Cases and without precedential effect as to HHS in other cases, the Asbestos Trust shall have no responsibility with respect to any reporting activities or obligations of the GUC Trust under 42 U.S.C. § 1395y(b)(8).  Prior to the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall make good-faith efforts to obtain information required by the HHS to make an appropriate determination regarding coordination of benefits, including any applicable recovery claim, including requesting such information from holders of Claims with whom the Debtors have entered into settlement agreements with respect to liability insurance (including self-insurance) or no-fault insurance claims and providing any such information to HHS; provided, however, that the Debtors shall use reasonable efforts to obtain such information from holders of Claims with whom the Debtors have entered into settlement agreements and neither the Debtors nor the GUC Trust shall be penalized in the event the Debtors are unable to obtain such information; and further provided, that HHS shall provide the Debtors with the specific information that it requires.
61.        NCR Corporation.  To the extent NCR Corporation had any rights to property in possession of the Debtors before the Confirmation Date, as asserted in its adversary proceeding against the Debtors, styled NCR Corporation v. Motors Liquidation Company (Adv. Pro. No. 11-09400), NCR Corporation shall maintain the same rights to such property after the date of entry of this Confirmation Order notwithstanding anything to the contrary contained in the Plan or this Confirmation Order.
62.        United States Claims.  In consideration of the substantial reduction in its claims and its agreement to fund the amounts agreed to under the Plan, and notwithstanding any provision in the Plan to the contrary, the United States shall be entitled to distributions on account of Proof of Claim Number 64064 notwithstanding that not all liabilities asserted in such Proof of Claim filed by the United States have been resolved.
63.        Insurance Neutrality.
(a)           All of the parties’ rights and arguments with respect to their rights and duties under any Insurance Policies (as hereinafter defined)  are expressly preserved and are not impaired, increased, or otherwise altered by this Confirmation Order, the Plan, or the exhibits thereto.
(b)           Unless otherwise expressly agreed to by an Insurer in writing, notwithstanding anything to the contrary in this Confirmation Order or the Plan, including any provision that purports to be preemptory or supervening, nothing contained in any such documents or in this Paragraph shall:

(i)           have the effect of impairing the Insurer’s legal, equitable, or contractual rights in any respect; rather, an Insurer’s obligations, if any, with respect to any Asbestos Claim shall be determined solely by and in accordance with the allegedly applicable Insurance Policies;
(ii)           constitute, or be deemed to constitute, a trial, adjudication, judgment, hearing on the merits, finding, conclusion, other determination, evidence, or suggestion of any determination establishing the liability of any Insurer (as hereinafter defined) or establishing a coverage obligation in subsequent litigation relating to any Asbestos Claim or under any of the Insurance Policies;
(iii)           establish the liability or obligation of the Debtors or the DIP Lenders with respect to any Asbestos Claim that binds any Insurer;
(iv)           constitute, or be deemed to constitute, a determination of the reasonableness of the amount of any Asbestos Claim, either individually or in the aggregate, solely with regard to any Insurance Coverage Action;
(v)           constitute, or be deemed to constitute, a determination that any Insurer has any defense or indemnity obligation with respect to any Asbestos Claim.  The Insurers shall retain, and be permitted to assert, (x) all of their rights and defenses with respect to coverage of any Asbestos Claim, notwithstanding any provision of this Confirmation Order or the Plan, including any provision that purports to be preemptory or supervening, and (y) all of the Debtors’ or the DIP Lenders’ defenses to liability in connection with any Asbestos Claim, and that the Insurer’s rights to asset all such underlying defenses to liability and all such defenses to coverage of any Asbestos Claim, shall not be impaired in any way by this Confirmation Order or the Plan.

(c)           No Insurer shall be bound in any current or future litigation concerning any Asbestos Claim or any Asbestos Insurance Asset by any orders, including this Confirmation Order, factual findings, or conclusions of law issued in connection with confirmation of the Plan (including on appeal or in any subsequent proceeding necessary to effectuate the Plan), and no such order, including the Confirmation Order, findings of fact, or conclusions of law, shall:
(i)           be admissible, used as evidence, referenced, or argued as persuasive to the case of the Debtors or the DIP Lenders, the Asbestos Trust, or any holder of an Asbestos Claim in any Insurance Coverage Action (as hereinafter defined), except to demonstrate that the Debtors’ rights under the Insurance Policies have been transferred pursuant to the Plan; or
(ii)           have any res judicata, collateral estoppel, or other preclusive effect on any claim, defense, right or counterclaim of such Insurer that has been asserted or that may be asserted in any current or subsequent litigation concerning any Asbestos Claim or any Insurance Policies.
(d)           Nothing in this Confirmation Order or the Plan shall discharge, release, or preclude any liability of the Debtors’ non-Debtor affiliates to any Insurer on account of any Asbestos Claim or pursuant to any Insurance Policies, settlement agreements, coverage-in-place agreements, or other agreements related to the provision of insurance entered into by or issued to any of the non-Debtor affiliates.
(e)           Without limiting the forgoing, in entering into this Confirmation Order, the Bankruptcy Court is not considering, and is not deciding, any matter at issue or which may be raised as an issue in any Insurance Coverage Action with respect to any Asbestos Claim.

(f)           Notwithstanding Section 11.2 of the Plan, neither the Bankruptcy Court nor the District Court shall have jurisdiction with respect to disputes relating to any rights under Insurance Policies issued to the Debtors that it would not otherwise have under applicable law.
(g)           For purposes of this Paragraph 63, the following definitions shall apply:
“Insurance Coverage Action” means any action brought before a court, arbitrator, or other tribunal seeking determination of one or more causes of action, including declaratory relief, indemnification, contribution, or an award of damages, arising out of or relating to any of the Asbestos Insurance Assets.
“Insurer” means the party that is the provider of the insurance coverage under the Insurance Policies.
“Insurance Policies” means insurance policies issued to the Debtors with inception dates prior to 1986 that are included in the Asbestos Insurance Assets.
64.        Streamlined Procedures for Certain Distributions.  Notwithstanding anything to the contrary in the Plan, the GUC Trust Agreement, the Avoidance Action Trust Agreement, or this Confirmation Order, the procedures to be followed by the Debtors, the GUC Trust, the GUC Trust Administrator, the Avoidance Action Trust, the Avoidance Action Trust Administrator, the Indenture Trustees, or the Fiscal and Paying Agents regarding distributions under the Plan with respect to Allowed General Unsecured Claims shall be satisfied if such distributions are made at the direction, and on behalf, of the person entitled to receive such distribution under the Plan; provided, however, that no party shall be obligated to comply with such direction.
65.        Nonoccurrence of Effective Date.  In the event that the Effective Date does not occur, then (a) the Plan, (b) the rejection of executory contracts or unexpired leases pursuant to the Plan, (c) any document or agreement executed pursuant to the Plan, and (d) any actions, releases, waivers, or injunctions authorized by this Confirmation Order or any order in aid of consummation of the Plan shall be deemed null and void.  In such event, nothing contained in this Confirmation Order, any order in aid of consummation of the Plan, or the Plan, and no acts taken in preparation for consummation of the Plan shall be (i) deemed to constitute a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or entities, to prejudice in any manner the rights of the Debtors or any person or entity in any further proceedings involving the Debtors or otherwise, or to constitute an admission of any sort by the Debtors or any other persons or entities as to any issue, or (ii) construed as a finding of fact or conclusion of law in respect thereof.
66.        Notice of Entry of Confirmation Order.  On or before the thirtieth (30th) Business Day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order (which, in the Debtors’ discretion, may be combined with the Notice of the Effective Date) pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the “Notice of Confirmation”), to be delivered to such parties by first-class mail, postage prepaid.  The notice described herein is adequate under the particular circumstances, and no other or further notice is necessary.  The Debtors also shall cause the Notice of Confirmation to be published as promptly as practicable after the entry of this Confirmation Order once in each of The Financial Times, The Wall Street Journal (Global Edition – North America, Europe, and Asia), The New York Times (National), USA Today (Monday through Thursday, National), Detroit Free Press/Detroit News, Le Journal de Montreal (French), Montreal Gazette (English), The Globe and Mall (National), and The National Post.

67.        Notice of Effective Date.  Within five (5) Business Days following the occurrence of the Effective Date, the GUC Trust Administrator shall file the notice of the occurrence of the Effective Date and shall serve a copy of same on parties in interest in accordance with the Fifth Amended Order Pursuant to 11 U.S.C. § 105(a) and Fed. R. Bankr. P. 1015(c) and 9007 Establishing Notice and Case Management Procedures, dated January 3, 2011 (ECF No. 8360).
68.        Binding Effect.  Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan and the Plan Supplement shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.
69.        Immediate Effectiveness.  Notwithstanding the possible applicability of Bankruptcy Rules 6004(h), 7062, and 9014, the terms and provisions of this Confirmation Order shall be immediately effective and enforceable upon its entry, and the Environmental Consent Decree and Settlement Agreement and the Priority Order Sites Consent Decrees and Settlement Agreements shall become effective immediately upon the occurrence of the Effective Date.  The Bankruptcy Court shall retain jurisdiction with respect to all matters arising from or related to the implementation of this Confirmation Order.
70.        Severability.  Each term and provision of the Plan, as it may have been altered or interpreted by the Bankruptcy Code in accordance with Section 12.12 of the Plan, is valid and enforceable pursuant to its terms.
71.        Conflicts Between Order and Plan.  To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and provisions contained in this Confirmation Order shall govern.  The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of the Bankruptcy Court.
72.        Notices to the GUC Trust Administrator, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, or the Avoidance Action Trust Administrator.  To be effective, all notices, requests, and demands to or upon the the GUC Trust Administrator, the GUC Trust Monitor, the Asbestos Trust Administrator, the Environmental Response Trust Administrative Trustee, the Avoidance Action Trust Administrator, or the Avoidance Action Trust Monitor shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
If to the GUC Trust Administrator, to:

Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1615
Attn:	Corporate Trust Administration
Telephone:	(302) 636-6000
Telecopier:	(302) 636-4140
E-mail:	guctrustadministrator@wilmingtontrust.com

-and-

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193
Attn:	Matthew J. Williams, Esq.
Keith R. Martorana, Esq.
Telephone:	(212) 351-4000
Telecopier:	(212) 351-4035
E-mail:	mjwilliams@gibsondunn.com
kmartorana@gibsondunn.com

If to the GUC Trust Monitor, to:

FTI Consulting One Atlantic Center 1201 West Peachtree Street, Suite 500 Atlanta, Georgia 30309
Attn:	Anna Phillips
Telephone:	(404) 460-6272
Telecopier:	(404) 460-6230
E-mail:	anna.phillips@fticonsulting.com

If to the Environmental Response Trust Administrative Trustee, to:

Elliott P. Laws, Esq. 1001 Pennsylvania Avenue, N.W. Washington, DC 20004-2595
Telephone:	(202) 624-2798
Telecopier:	(202) 628-5116
E-mail:	ELaws@crowell.com

-and-

Michael O. Hill, Esq. 2300 Wisconsin Avenue, NW. Suite 300 Washington, DC 20007
Telephone:	(202) 558-2100
Telecopier:	(202) 558-2127
E-mail:	mhill@hillkehne.com

If to the Asbestos Trust Administrator, to:

Kirk P. Watson, Esq. 2301 Woodlawn Boulevard Austin, Texas 78703
Telephone:	(512) 478-6695
Telecopier:	(512) 478-6697
E-mail:	kirkpwatson@gmail.com

If to the Avoidance Action Trust Administrator, to:

Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1615
Attn:	Corporate Trust Administration

Telephone:	(302) 636-6000
Telecopier:	(302) 636-4140
E-mail:	guctrustadministrator@wilmingtontrust.com

-and-

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193
Attn:	Matthew J. Williams, Esq.
Keith R. Martorana, Esq.
Telephone:	(212) 351-4000
Telecopier:	(212) 351-4035
E-mail:	mjwilliams@gibsondunn.com
kmartorana@gibsondunn.com

If to the Avoidance Action Trust Monitor, to:

FTI Consulting One Atlantic Center 1201 West Peachtree Street, Suite 500 Atlanta, Georgia 30309
Attn:	Anna Phillips
Telephone:	(404) 460-6272
Telecopier:	(404) 460-6230
E-mail:	anna.phillips@fticonsulting.com

Dated:	New York, York
March 29, 2011

/s/ Robert E. Gerber
United States Bankruptcy Judge

73